UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material under §240.14a-12

VIVINT SOLAR, INC.

(Name of Registrant as Specified In Its Charter)

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VIVINT SOLAR, INC.

1800 West Ashton Blvd.

Lehi, Utah 84043

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

to be held June 10, 2020

TO STOCKHOLDERS OF VIVINT SOLAR, INC.:

The 2020 Annual Meeting of Stockholders of Vivint Solar, Inc., or Vivint Solar, a Delaware corporation, will be conducted solely online via live webcast at www.meetingcenter.io/229871641 on Wednesday, June 10, 2020, at 9:00 a.m. Mountain Time, for the following purposes as more fully described in the accompanying proxy statement for the 2020 Annual Meeting to:

1.	elect as Class III directors the three nominees named in the accompanying proxy statement;

2.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year ending December 31, 2020;

3.	hold an advisory vote on our executive compensation;

4.	hold an advisory vote on the frequency of future advisory votes on our executive compensation; and

5.	transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The record date for the 2020 Annual Meeting is April 16, 2020. If you held Vivint Solar common stock at the close of business on that date, you are entitled to vote at the meeting. Additional information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

In light of the COVID-19 outbreak, for the safety and well-being of our stockholders and employees, and taking into account the protocols of local, state and federal governments, we have determined that the 2020 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. If you plan to participate in the virtual meeting, please see the Q&A in “General Instructions.” Stockholders will be able to attend, vote and submit questions from any location via the Internet.

We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders over the Internet. The Notice provides instructions on how to vote and includes instructions on how to receive a copy of our proxy materials and annual report by mail or e-mail. The Notice, our proxy statement and our 2020 Annual Report to Stockholders can be accessed directly at the following Internet address: www.edocumentview.com/vslr, using the control number located on the Notice or, if you requested to receive a printed copy of the proxy materials, your accompanying proxy card.

We appreciate your continued support of Vivint Solar and look forward to either greeting you personally at the virtual meeting or receiving your proxy.

By order of the Board of Directors,

David Bywater

Chief Executive Officer

April 28, 2020

Lehi, Utah

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2020 Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible.

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

-i-

(continued)

-ii-

VIVINT SOLAR, INC.

1800 West Ashton Blvd.

Lehi, Utah 84043

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

to be held on Wednesday, June 10, 2020 at 9:00 a.m. Mountain Time

This proxy statement and the accompanying proxy card are furnished in connection with solicitation of proxies by our board of directors for use at the 2020 Annual Meeting of Stockholders of Vivint Solar, or the 2020 Annual Meeting, to be conducted solely online via live webcast at www.meetingcenter.io/229871641 on Wednesday, June 10, 2020, at 9:00 a.m. Mountain Time, and for any postponements, adjournments or continuations thereof. On or about April 28, 2020, we first mailed to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders and how to submit your proxy for the 2020 Annual Meeting.

GENERAL INFORMATION

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Who is soliciting my vote?

The board of directors of Vivint Solar is soliciting your vote in connection with the 2020 Annual Meeting.

What matters am I voting on?

You will be voting on:

•	the election as Class III directors of the three nominees named in this proxy statement, each to serve a three-year term as a member of our board of directors, until our 2023 annual meeting of stockholders, or until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2020;

•	an advisory vote on our executive compensation;

•	an advisory vote on the frequency of future advisory votes on our executive compensation; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends that you vote your shares:

•	“FOR” the three nominees named in this proxy statement for election as Class III directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2020;

•	“FOR” the approval of our executive compensation; and

•	Every “ONE YEAR” for the frequency of future advisory votes on our executive compensation.

Who is entitled to vote at the 2020 Annual Meeting?

Only holders of our common stock as of the close of business on April 16, 2020, the record date, are entitled to receive notice of and to vote at the 2020 Annual Meeting. In deciding all matters at the 2020 Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock owned as of the record date. We do not have cumulative voting rights for the election of directors. As of the record date, there were 124,670,197 shares of our common stock outstanding and entitled to vote. We do not have any outstanding shares of preferred stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares as beneficial owners through a brokerage firm or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or other nominee “in street name”.

Registered Stockholders or Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies listed in this proxy statement or to attend and vote virtually at the 2020 Annual Meeting.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name”, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you may direct your broker or nominee on how to vote your shares in accordance with your broker’s or nominee’s procedures. Beneficial owners are also invited to attend the 2020 Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares virtually at the 2020 Annual Meeting unless you follow your broker’s or nominee’s procedures for obtaining a legal proxy.

How can I contact Vivint Solar’s transfer agent?

You can contact our transfer agent using the following information:

•	By regular mail at:

Computershare, Inc.

Vivint Solar Legal Proxy

P.O. Box 30170

College Station, Texas 77842

•	By telephone at:

Toll Free: 877.373.6374

Toll: +1 781.575.2879

How do I vote?

You may vote by attending the 2020 Annual Meeting and voting virtually or by following the instructions set forth in the Notice or on your proxy card or, if you are a beneficial owner, by following the procedures provided by your broker or other nominee. You may access the Notice, proxy materials and our annual report to stockholders at www.edocumentview.com/vslr. You may vote on the Internet by going to www.envisionreports.com/vslr, clicking on Cast Your Vote or Request Materials and following the instructions. You may also vote by telephone by calling us free of charge at 1.800.652.VOTE (8683).

Can I change my vote or revoke my proxy?

Yes. You can change your vote or revoke your proxy any time before the 2020 Annual Meeting by:

•	casting a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the corporate secretary of Vivint Solar, Inc., in writing, at the address listed on the front page; or
•	attending the 2020 Annual Meeting virtually and voting over the Internet during the meeting.

Attendance at the 2020 Annual Meeting will not cause your previously granted proxy to be revoked unless you submit a vote over the Internet during the 2020 Annual Meeting.

What is the effect of giving a proxy?

A proxy is your legal designation of another person to vote the stock you own at the 2020 Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card.

Proxies are solicited by and on behalf of our board of directors, and our board has designated David Bywater and Dana C. Russell to serve as proxies for the 2020 Annual Meeting. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the 2020 Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above.

If any matters not described in the proxy statement are properly presented at the 2020 Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares.

If the 2020 Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission, or SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 28, 2020, we first mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote over the Internet at the meeting, and how to request printed copies of the proxy materials and annual report.

Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

How can I attend the 2020 Annual Meeting?

The 2020 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the 2020 Annual Meeting only if you were our stockholder as of the close of business on the record date, or if you hold a valid proxy for the 2020 Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/229871641. You also will be able to vote your shares online by attending the 2020 Annual Meeting by webcast.

To participate in the 2020 Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is VSLR2020.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online meeting will begin promptly at 9:00 a.m., Mountain Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the 2020 Annual Meeting virtually on the Internet?

If you are a registered stockholder (that is, you hold your shares through our transfer agent, Computershare), you do not need to register to attend the 2020 Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the 2020 Annual Meeting virtually on the Internet.

To register to attend the 2020 Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Vivint Solar holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 3, 2020.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

•	By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

•	By mail:

Computershare

Vivint Solar, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Why are you holding a virtual meeting instead of a physical meeting?

In light of the COVID-19 outbreak, for the safety and well-being of our stockholders and employees, and taking into account the protocols of local, state and federal governments, we have determined that the 2020 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. In addition, we are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for us and our stockholders. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with Internet access.

What is a quorum — how many shares must be present or represented to conduct business at the 2020 Annual Meeting?

A quorum is the minimum number of shares required to be present virtually or represented by proxy at the 2020 Annual Meeting for the meeting to be properly held and business to be conducted at the meeting in accordance with our bylaws and Delaware law. If there is no quorum at the 2020 Annual Meeting, either the chairperson of the meeting or the stockholders entitled to vote who are present at the meeting may adjourn the meeting to another date. The presence, virtually or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the 2020 Annual Meeting will constitute a quorum at the meeting.

A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (referred to as “stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock, referred to as a “broker non-vote,” held in street name with respect to certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

If you are a beneficial owner, your broker or other nominee holder of record is permitted to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. However, your broker or other nominee holder of record does not have discretionary authority to vote on the election of directors or on Proposal Nos. 3 and 4 without instructions from you; failure to provide instructions on the election of directors or on Proposal Nos. 3 and 4 will result in a broker non-vote, and your shares will not be voted on such proposals. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares on the election of directors and Proposal Nos. 3 and 4 to your broker or other nominee.

How many votes are needed for approval of each matter?

•	Proposal No. 1 — Election of Class III Directors: The election of directors requires a plurality vote of the shares of common stock voted at the 2020 Annual Meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” with respect to a particular nominee (whether as a result of a stockholder abstention or withholding or a broker non-vote) will not be counted and will have no effect on the outcome of the election.

•	Proposal No. 2 — Ratification of the Appointment of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2020 must receive the affirmative “FOR” vote of a majority of the shares present virtually or by proxy at the 2020 Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•	Proposal No. 3 — Advisory Vote on Our Executive Compensation: The say-on-pay approval of our named executive officer compensation must receive the affirmative “FOR” vote of a majority of the shares present virtually or by proxy at the 2020 Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus will have the same effect as a vote

“against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when determining the named executive officer compensation.

•	Proposal No. 4 — Advisory Vote on the Frequency of Future Advisory Votes on Our Executive Compensation: The frequency of future advisory votes on named executive officer compensation selected by stockholders will be the frequency that receives the greatest number of votes cast. Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to our stockholders an advisory vote to approve the compensation of our named executive officers.

How are proxies solicited for the 2020 Annual Meeting, and who will bear the cost of the solicitation of proxies?

The board of directors is soliciting proxies for use at the 2020 Annual Meeting. All expenses associated with this solicitation, including the cost of preparing, assembling, printing, filing, mailing and otherwise distributing the Notice or proxy materials and soliciting votes for use at the 2020 Annual Meeting will be borne by Vivint Solar. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of the Notice or proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Vivint Solar or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the 2020 Annual Meeting?

If possible, we will announce preliminary voting results at the 2020 Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC called “householding” to limit duplicate copies of our proxy materials being printed and delivered to stockholders sharing the same household. Under this householding procedure, we send only a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders of record who share the same address unless one of those stockholders notifies us that the stockholder would like a separate copy of the Notice or proxy materials. This householding procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Vivint Solar only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us by telephone at 1 (855) 842-1844 or at the following address:

Vivint Solar, Inc.

Attention: Investor Relations

1800 West Ashton Blvd.

Lehi, Utah 84043

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, unless the date of our 2021 annual meeting is changed by more than 30 days from the date of the 2020 Annual Meeting, our corporate secretary must receive the written proposal at our principal executive offices not later than December 29, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Vivint Solar, Inc.

Attention: Corporate Secretary

1800 West Ashton Blvd.

Lehi, Utah 84043

Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2021 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than February 10, 2021; and

•	not later than the close of business on March 12, 2021.

However, if we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2020 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; and

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Vivint Solar, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders of record to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must be entitled to vote at the annual meeting and provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? — Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our board of directors, which is currently composed of eight members. Because we qualify as a “controlled company” under the corporate governance rules for New York Stock Exchange, or NYSE-listed companies, we are not required to comply with certain corporate governance standards including the requirement to have a majority of our board of directors be independent. See “Board of Directors and Corporate Governance — Controlled Company Exemption.” Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of March 31, 2020. Directors elected at the 2020 Annual Meeting will serve until our 2023 annual meeting of stockholders, or until their successors are duly elected and qualified.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees
David Bywater	III	50	Chief Executive Officer and Director	2017	2020	2023
Ellen S. Smith(1)	III	61	Director	2020	2020	2023
Peter F. Wallace(2)(3)	III	45	Chairman	2012	2020	2023

Continuing Directors
Todd R. Pedersen(3)	I	51	Director	2012	2021	—
Joseph S. Tibbetts, Jr.(1)	I	67	Director	2014	2021	—
David D’Alessandro(1)(2)(3)	II	69	Director	2013	2022	—
Bruce McEvoy(2)	II	42	Director	2012	2022	—
Jay D. Pauley	II	42	Director	2015	2022	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

David Bywater has served as our chief executive officer since December 2016. Mr. Bywater also served as our interim president and chief executive officer from May 2016 until his appointment as our permanent chief executive officer in December of 2016. Prior to joining

Vivint Solar, Mr. Bywater served as the chief operating officer of Vivint, Inc. since July 2013. Prior to that, Mr. Bywater served as executive vice president and corporate officer for Xerox Corporation, and was the chief operating officer of its State Government Services from 2010 to July 2013. Prior to that, from 2003 to 2010, Mr. Bywater worked at Affiliated Computer Services. From 1999 to 2003, Mr. Bywater was a senior manager at Bain & Company. Mr. Bywater holds a B.S. in economics from Brigham Young University and an MBA from Harvard Business School. Mr. Bywater has specific attributes that qualify him to serve as a member of our board of directors, including his role serving as our chief executive officer, his experience with the direct-to-home sales model and his experience with public companies.

Ellen S. Smith has served as a member of our board of directors since March 2020. Ms. Smith is a senior managing director, corporate finance, power and utilities at FTI Consulting, Inc., a global consultancy firm, which she joined in 2013. Prior to joining FTI Consulting, Inc., Ms. Smith was executive vice president and chief operations officer at National Grid, USA, a multinational power, gas and electricity generation company, from 2009 to 2013. Before that, she worked for Hess Corp, Pratt & Whitney and General Electric Power Systems. Ms. Smith currently serves on the board of trustees of Union College, and she previously served on the board of directors of National Grid USA from 2009 to 2013 and Granite Services from 1994 to 1996. Ms. Smith received a Bachelor of Science and a Master of Engineering from Union College. Ms. Smith has specific attributes that qualify her to serve as a member of our board of directors, including her extensive operations and leadership experience in the energy industry.

Peter F. Wallace has served as a member of our board of directors since November 2012 and chairman of the board since March 2014. Mr. Wallace is a senior managing director in Blackstone’s Private Equity Group, which he joined in 1997. Mr. Wallace serves on the board of directors of Vivint Smart Home (NYSE: VVNT), Alight Solutions, Inc., Outerstuff, Service King, Tradesmen International and The Weather Channel Companies. Mr. Wallace was formerly a director of AlliedBarton Security Services, Michaels Stores, Inc., GCA Services, New Skies Satellites Holdings Ltd. and SeaWorld Entertainment. Mr. Wallace holds a B.A in government from Harvard College. Mr. Wallace has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of other public companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Class I Directors continuing in Office until the 2021 Annual Meeting of Stockholders

Todd R. Pedersen is a co-founder of Vivint Solar and has served as a member of our board of directors since November 2012 and served as our chief executive officer from August 2011 through January 2013. Mr. Pedersen founded Vivint, Inc. in 1999, and currently serves as the chief executive officer and a director of Vivint Smart Home (NYSE: VVNT). Mr. Pedersen also serves on the board of directors of APX Group Holdings, Inc. Mr. Pedersen was named the Ernst & Young Entrepreneur of the Year 2010 in the services category for the Utah Region. Mr. Pedersen attended Brigham Young University. Mr. Pedersen has specific attributes that qualify him to serve as a member of our board of directors, including his historical knowledge of our company and his experience with the direct-to-home sales model.

Joseph S. Tibbetts, Jr. has served as a member of our board of directors since August 2014. From March 2017 to March 2018, Mr. Tibbetts served as the interim chief financial officer of Acquia Corporation, a private company that is a leading provider of cloud-based, digital experience management solutions. Prior to that Mr. Tibbetts served as the senior vice president and chief financial officer of Publicis Sapient, part of Publicis Group SA, from February 2015, when Publicis acquired Sapient Corporation, to September 2015. Prior to that Mr. Tibbetts served as senior vice president and global chief financial officer of Sapient Corporation from October 2006 to February 2015. He began serving as Sapient Corporation’s treasurer in December 2012 and was reappointed as Sapient Corporation’s chief accounting officer in June 2013, a role he previously held from 2009 to 2012. In addition to being Sapient Corporation’s chief financial officer, Mr. Tibbetts also served as Sapient Corporation’s managing director- SapientNitro Asia Pacific. Prior to joining Sapient Corporation, Mr. Tibbetts was the chief financial officer of Novell, Inc. from February 2003 to June 2006 and, prior to that, he held a variety of senior financial management positions at Charles River Ventures, Lightbridge, Inc., and SeaChange International, Inc. Mr. Tibbetts was also formerly a partner with Price Waterhouse LLP. Mr. Tibbetts currently serves on the board of directors of Vivint Smart Home (NYSE: VVNT). Mr. Tibbetts holds a B.S. in business administration from the University of New Hampshire. Mr. Tibbetts has specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive officer of several public companies and his experience as a director of both public and private companies.

Class II Directors continuing in Office until the 2022 Annual Meeting of Stockholders

David F. D’Alessandro has served as a member of our board of directors since August 2013. Mr. D’Alessandro serves on the boards of directors of Vivint Smart Home (NYSE: VVNT) and several private companies, including APX Group Holdings, Inc, the parent company of Vivint, Inc. Mr. D’Alessandro served as chairman of the board of directors of SeaWorld Entertainment, Inc. from 2010 until June 2017, and served as interim chief executive officer of SeaWorld from January 2015 until April 2015. He served as chairman, president and chief executive officer of John Hancock Financial Services, Inc. from 2000 to 2004, having served as president and chief operating officer of the same entity from 1996 to 2000, and guided it through a merger with ManuLife Financial Corporation in 2004. Mr. D’Alessandro served as president and chief operating officer of ManuLife in 2004. He is a former partner of the Boston Red Sox. A graduate of Syracuse University, he holds honorary doctorates from three colleges and serves as vice chairman of Boston University. Mr. D’Alessandro has specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of public companies.

Bruce McEvoy has served as a member of our board of directors since November 2012. Mr. McEvoy is a senior managing director in the private equity group at Blackstone. Before joining Blackstone in 2006, Mr. McEvoy worked at General Atlantic from 2002 to 2004 and was a consultant at McKinsey & Company from 1999 to 2002. Mr. McEvoy currently serves on the board of directors of Center for Autism and Related Disorders, MB Aerospace, RGIS Inventory Specialists, TeamHealth and Vivint Smart Home (NYSE: VVNT). Mr. McEvoy was formerly a director of Catalent, Performance Food Group, GCA Services, Inc., DJO Orthopedics, SeaWorld Entertainment, Inc., and Vistar Corporation. Mr. McEvoy graduated from Princeton University and Harvard Business School. Mr. McEvoy has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of other public companies.

Jay D. Pauley has served as a member of our board of directors since September 2015. Mr. Pauley is a managing director at Summit Partners, which he joined in 2010. Prior to joining Summit Partners, Mr. Pauley was Vice President at GTCR, a private equity firm, and an associate at Apax Partners, a private equity and venture capital firm. Before that, he worked for GE Capital. Mr. Pauley currently serves on the boards of directors of Vivint Smart Home (NYSE: VVNT) and numerous private companies, including APX Group Holdings, Inc., Alert 360, DegreeOne, LLC (formerly MetroTech Super Holdings, LLC), FineLine Technologies, Inc., Harvey Performance Company, LLC and Parts Town, LLC. Mr. Pauley graduated from The Ohio State University and the Wharton School at the University of Pennsylvania. Mr. Pauley has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of numerous private companies.

Director Independence

Our board of directors regularly reviews its composition, the composition of its committees and the independence of current directors and considers whether any such director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Because we qualify as a “controlled company” under the corporate governance rules for NYSE-listed companies, we are not required to comply with certain corporate governance standards including the requirement to have a majority of our board of directors be independent. See “Board of Directors and Corporate Governance — Controlled Company Exemption.” Based upon information requested from and provided by each current director concerning his or her background, employment and affiliations, including family relationships, the board of directors has determined that (1) none of Messrs. D’Alessandro, McEvoy, Pauley, Tibbets, Wallace nor Ms. Smith, representing six of our eight current directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the rules of the NYSE and (2) that Messrs. Tibbetts (chairperson) and D’Alessandro and Ms. Smith, who comprise our audit committee, satisfy the independence standards of the audit committee as established by the applicable rules of the SEC and NYSE.

Board Leadership Structure

Our board of directors is led by a non-executive chairman. Mr. Wallace serves as the chairman of the board of directors, and Mr. Bywater serves as the chief executive officer of our company. Our board of directors currently believes that the separation of the chairman and chief executive positions is appropriate corporate governance for us.

Controlled Company Exemption

Affiliates of our sponsor, The Blackstone Group, L.P., or Blackstone, beneficially own more than 50% of our common stock and voting power. As a result, (1) under the terms of a stockholders agreement with Blackstone, Blackstone is entitled to nominate at least a majority of the total number of directors comprising our board of directors (see “Related Party Transactions — Agreements with Our Sponsor — Stockholders Agreement”) and (2) we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We are currently using certain of these exemptions and expect to continue to do so. If we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the NYSE corporate governance rules.

Board Meetings

During the fiscal year ended December 31, 2019, our board of directors held four meetings (including regularly scheduled and special meetings). No director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

In order to promote open discussion among independent directors, our board of directors has a policy of holding regular executive sessions of non-management directors during each regularly scheduled board meeting and an executive session including only independent directors at least once each year (and at such other times as requested by an independent director). The chairman of the board presides at the executive sessions of non-management directors and the chair of the nominating and corporate governance committee presides at executive sessions of independent directors.

Attendance of Directors at Annual Meetings of Stockholders

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Three members of our board of directors attended the 2019 annual meeting of stockholders.

Board Committees

Our board of directors has three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The nominating and corporate governance committee and the board of directors evaluate committee membership at least annually. Our board of directors may from time to time establish other committees. In accordance with the terms of a stockholders agreement with an affiliate of our sponsor Blackstone, for so long as we qualify as a “controlled company” under NYSE listing standards and subject to applicable law, Blackstone has the right to designate a majority of the members of any committee of our board of directors. If we do not qualify as a “controlled company” under the NYSE listing standards, Blackstone has the right, subject to applicable NYSE listing standards and applicable law, to designate one member to each of the committees of our board of directors or such greater number of members that is as nearly proportionate to Blackstone’s representation on our board of directors as possible. See “Related Party Transactions — Agreements with Our Sponsor — Stockholders Agreement.”

Audit Committee

The members of our audit committee are Messrs. Tibbetts and D’Alessandro and Ms. Smith. Our audit committee chairperson, Mr. Tibbetts, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of the NYSE. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and that each of the members of our audit committee satisfies the requirements for financial literacy under the rules and regulations of the NYSE and the SEC. The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring:

•	the quality and integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function; and

•	the performance of our independent registered public accounting firm.

During 2019, our audit committee met six times. The audit committee also meets periodically with our outside auditors without management present, at such times as it deems appropriate.

Our board of directors has adopted a written charter for the audit committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents.

Compensation Committee

The members of our compensation committee are Messrs. Wallace, D’Alessandro and McEvoy. Mr. Wallace is the chairperson of our compensation committee. Our board of directors has determined that each of the members of our compensation committee satisfies the requirements for independence under the rules and regulations of the NYSE and the SEC. The compensation committee may delegate its authority to subcommittees or individuals as the committee deems appropriate, except to the extent such delegation would violate an applicable tax or securities law, regulation or rule of any exchange upon which our securities are then listed. The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	setting our compensation program and compensation of our executive officers and directors;

•	monitoring our incentive and equity-based compensation plans; and

•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

During 2019, our compensation committee met six times. Our board of directors has adopted a written charter for the compensation committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. D’Alessandro, Pedersen and Wallace. Mr. D’Alessandro is the chairperson of our nominating and corporate governance committee. Our board of directors has determined that a majority of the members of our nominating and corporate governance committee, including Messrs. D’Alessandro and Wallace, satisfy the requirements for independence under the rules and regulations of the NYSE and the SEC. The purpose of our nominating and corporate governance committee is to assist our board of directors in discharging its responsibilities relating to:

•

identifying individuals qualified to become new directors, consistent with criteria approved by the board of directors, subject to the stockholders agreement with an affiliate of our sponsor Blackstone;

•

reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders;

•

identifying directors qualified to fill vacancies on any of our board committees and recommending that the board of directors appoint the identified member or members to the applicable committee, subject to the stockholders agreement with an affiliate of our sponsor Blackstone;

•	reviewing and recommending to the board of directors corporate governance guidelines applicable to us;

•	overseeing the evaluation of the board of directors and management; and

•	handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

During 2019, our nominating and corporate governance committee met twice. Our board of directors has adopted a written charter for the nominating and corporate governance committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at

http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents.

Considerations in Evaluating Director Nominees

Our board of directors and our nominating and corporate governance committee regularly review the composition of the board of directors and use a variety of methods for identifying and evaluating potential directors whose perspectives, skills, experiences and diversity will enable them to make meaningful contributions to shaping the future of our company. In their evaluation of director candidates, they will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications and attributes that our nominating and corporate governance committee may consider include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the requirements and procedures in Section 2.5(ii) of our bylaws. For additional information regarding stockholder nominations of director candidates, see “General Information — What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”

Stockholder and Interested Party Communications with the Board of Directors

Stockholders and interested parties wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Vivint Solar, Inc., Attention: Corporate Secretary, 1800 West Ashton Blvd., Lehi, Utah 84043. All such communications will be forwarded to the appropriate committee of the board of directors or non-management director.

Corporate Governance Guidelines

Our board of directors has adopted a set of guidelines that establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of the business and affairs of Vivint Solar in accordance with its fiduciary responsibilities. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. Our corporate governance guidelines are posted on the Corporate Governance portion of our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Our board of directors has adopted a Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. Our code of conduct establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws and conflicts of interest. In accordance with our code of conduct, each of our employees, officers and directors is required to report suspected or actual violations to the extent permitted by law. In addition, our board of directors has adopted separate policies and procedures concerning the receipt and investigation of complaints relating to accounting, internal accounting controls or auditing matters, which are administered by our audit committee. Our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents. We will post amendments to our Code of Business Conduct or waivers of our Code of Business Conduct for directors and executive officers on the same website.

Risk Management

Our board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by our board committees. Our audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our consolidated financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and internal audit functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. Our nominating and corporate governance committee assists our board of directors with its responsibility of overseeing the management of board organization, membership and structure, as well as corporate governance. Our compensation committee assists the board of directors by assessing risks created by incentives inherent in our compensation policies.

In addition, our chief executive officer and other executive officers regularly report to the non-executive directors and the audit, compensation and nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the policies, structure and leadership of our board of directors and our board committees provide appropriate risk oversight of our activities.

Non-Employee Director Compensation

Directors who are also our employees receive no additional compensation for their service as a director. Compensation for Mr. Bywater, who is our chief executive officer and also became a director in January 2017, is discussed under the caption “Compensation Discussion and Analysis.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

2019 Director Compensation Table

The following table provides information concerning compensation earned by our non-employee directors during 2019.

Name	Fees Earned or paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Todd R. Pedersen(2)	60,000	—	60,000
Joseph S. Tibbetts, Jr.	85,000	130,000	215,000
David D’Alessandro	82,500	130,000	212,500
Bruce McEvoy(3)	—	—	—
Jay D. Pauley(3)	—	—	—
Alex J. Dunn(2)	55,000	—	55,000
Ellen S. Smith(4)	—	—	—
Peter Wallace(3)	—	—	—

(1)

Represents the aggregate grant date fair value of stock awards granted in 2019. These amounts have been computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. As of December 31, 2019, our non-employee directors held outstanding restricted stock units as follows: Mr. D’Alessandro (17,808 restricted stock units) and Mr. Tibbetts (17,808 restricted stock units).

(2)

Messrs. Dunn and Pedersen waived their right to receive equity compensation under the director compensation policy described below in the section titled “Board of Directors and Corporate Governance — Director Compensation Program.” Mr. Dunn resigned from the board of directors on March 3, 2020.

(3)

Messrs. McEvoy, Pauley and Wallace have waived their right to receive any compensation under the director compensation policy described below in the section titled “Board of Directors and Corporate Governance — Director Compensation Program.”

(4)	Ms. Smith was appointed to the board of directors effective March 12, 2020 and thus did not receive any compensation under the director compensation policy during 2019.

Director Compensation Program

Based on the recommendation of Frederic W. Cook & Co., Inc., or FW Cook, a compensation advisory firm, on June 24, 2014, our compensation committee recommended, and our board of directors approved, an outside director compensation policy, which became applicable to all of our non-employee directors upon the effective date of our Registration Statement on Form S-1 related to our initial public offering. This policy was amended on September 15, 2014. The terms of the director compensation policy are described below.

Each non-employee director is eligible to receive the following annual cash retainer, which will be paid quarterly in arrears on a prorated basis. Messrs. McEvoy, Pauley and Wallace have waived their right to receive cash compensation under this policy.

Annual retainer	$55,000

Annual retainer for audit committee chairperson	30,000

Annual retainer for audit committee member	10,000

Annual retainer for compensation committee chairperson	15,000

Annual retainer for compensation committee member	7,500

Annual retainer for nominating and corporate governance committee chairperson	10,000

Annual retainer for nominating and corporate governance committee member	5,000

In addition, other than Messrs. McEvoy, Pauley, Pedersen and Wallace, who have waived their right to receive equity compensation under this policy, each non-employee director is eligible to be granted an annual restricted stock unit award with a fair value equal to $130,000 on the date of each of our annual stockholder meetings. Any person who becomes a non-employee director will receive a restricted stock unit award with a value equal to $130,000 multiplied by a fraction, the numerator of which is the number of months between the grant date and the anticipated month of our next annual stockholder meeting and the denominator of which is 12. The anticipated month of our annual stockholder meeting is deemed to be the anniversary month of our last annual stockholder meeting preceding the grant date. The number of shares subject to the restricted stock unit awards will be determined by the closing price of our shares on the grant date of such award. Each restricted stock unit award will vest as to 100% of the underlying shares on the earlier of the first anniversary of the date of grant and the date of our next annual stockholder meeting first occurring after the date of grant, subject to continued service as a board member through such date. In the event of a change of control, each non-employee director will fully vest in his or her restricted stock unit awards.

Compensation Committee Interlocks and Insider Participation

Currently, the members of our compensation committee are Messrs. McEvoy, D’Alessandro and Wallace. None of the foregoing members of our compensation committee currently serves, or in the past year has served, as an officer or employee of Vivint Solar. None of our executive officers, except for Mr. Bywater, currently serves, or in the past year has served, as a member of the board of directors, and none of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP, or EY, independent registered public accountants, to audit our financial statements for the year ending December 31, 2020. During the year ended December 31, 2019, EY served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and stockholders. At the 2020 Annual Meeting, the stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2020. Our audit committee is submitting the selection of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the 2020 Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of EY, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by EY for the years ended December 31, 2019 and 2018.

	Year Ended December 31,
Fee Category	2019	2018
Audit fees(1)	$4,478,301	$3,266,114
Audit-related fees	—	—
Tax fees	—	—
All other fees(2)	3,580	4,915

Total fees	$4,481,881	$3,271,029

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, procedures for comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	All other fees consists of fees for accessing EY’s online research database.

Auditor Independence

In 2019, there were no other professional services provided by EY that would have required the audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. All fees paid to EY for our fiscal years ended December 31, 2019 and 2018 were pre-approved by our audit committee. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

PROPOSAL NO. 3

ADVISORY VOTE ON VIVINT SOLAR’S

EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act and in accordance with SEC rules, we are providing our stockholders with the opportunity to vote at the annual meeting of stockholders on this advisory or non-binding resolution regarding the compensation of our named executive officers (commonly referred to as “say-on-pay”). This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on us, the board of directors or the compensation committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond.

For more information about the compensation that we paid to our named executive officers during 2019, as well as a description of our overall executive compensation philosophy and program, please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement, which we believe demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following advisory resolution at the 2020 annual meeting of stockholders:

“RESOLVED, that the stockholders of Vivint Solar, Inc. approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement for the 2020 Annual Meeting of Stockholders, including the accompanying compensation tables and related narrative discussion, and other related disclosures.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AVISORY RESOLUTION ON VIVINT SOLAR’S EXECUTIVE COMPENSATION

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES

ON VIVINT SOLAR’S EXECUTIVE COMPENSATION

Stockholders have the opportunity to advise the board of directors, in a non-binding vote, whether we should conduct an advisory (non-binding) vote to approve named executive officer compensation (that is, votes similar to the non-binding vote in Proposal No. 3 above) every one, two or three years.

While our compensation strategies are related to both the short-term and longer-term business outcomes, we realize that compensation decisions are made annually. We also believe that an annual advisory vote on named executive officer compensation will allow stockholders to provide us with more frequent direct feedback on our compensation disclosures and named executive officer compensation program. The board of directors has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on named executive officer compensation to occur each year.

The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding on the board of directors. However, the board of directors and the compensation committee will consider the outcome of the stockholder vote, along with other relevant factors, in recommending a voting frequency to our board of directors.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of once every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Vivint Solar, Inc. is to hold an advisory vote by stockholders to approve the compensation of named executive officers as set forth in the proxy statement relating to Vivint Solar’s Annual Meeting of Stockholders under the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding executive compensation, and the accompanying narrative disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF ONCE EVERY “ONE YEAR” FOR THE ADVISORY VOTE ON VIVINT SOLAR’S EXECUTIVE COMPENSATION

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is currently comprised of three directors and operates under a written charter originally adopted by the board of directors in May 2014, as amended on March 14, 2019, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.

The current members of the audit committee are Joseph S. Tibbetts, Jr., David F. D’Alessandro and Ellen S. Smith. Mr. Tibbetts serves as the chairperson of the audit committee. Each of Messrs. D’Alessandro and Tibbetts and Ms. Smith is an “independent director” as currently defined in 303A.02 of the NYSE Listed Company Manual and Rule 10A-3 of the Exchange Act of 1934. The board of directors has also determined that Mr. Tibbetts is an “audit committee financial expert” as described in applicable rules and regulations of the U.S. Securities and Exchange Commission, or SEC.

The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held six meetings during 2019. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, Ernst & Young LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for fiscal year 2019 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC.

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS OF

VIVINT SOLAR, INC.*

Joseph S. Tibbetts, Jr., Chairperson

David F. D’Alessandro

* Ellen S. Smith was appointed to the audit committee effective March 12, 2020 and did not participate in the review, meetings, discussions and communications described above.

The material in this report is not “soliciting material,” is not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing made by Vivint Solar, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with Vivint Solar, and other biographical information as of March 31, 2020, are set forth below. Executive officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among our directors or executive officers.

Name	Age	Position
David Bywater	50	Chief Executive Officer and Director
Dana C. Russell	58	Chief Financial Officer, Executive Vice President and Assistant Secretary
L. Chance Allred	42	Chief Sales Officer
Bryan Christiansen	46	Chief Operating Officer
Paul S. Dickson	34	Chief Revenue Officer
Thomas G. Plagemann	57	Chief Commercial Officer; Executive Vice President, Capital Markets

Mr. Bywater’s biography can be found under “Board of Directors and Corporate Governance — Nominees for Director.”

Dana C. Russell has served as our chief financial officer and executive vice president since November 2013. From January 2013 to November 2013, Mr. Russell was the chief financial officer of Allegiance, Inc. a software company. Mr. Russell was an independent contractor, providing financial services and business consulting to a number of privately held organizations and individuals from May 2011 to December 2012. From June 2006 through April 2011, Mr. Russell was the senior vice president and chief financial officer of Novell, Inc., a publicly traded software and services company, which was acquired by The Attachmate Group, Inc. From July 1994 to June 2006, Mr. Russell held positions at Novell including, interim chief financial officer, vice president of finance, treasurer and corporate controller. He had broad responsibility overseeing financial and accounting functions as well as investor relations, tax, information services and technology, risk management, corporate development and facilities. Prior to 1994, Mr. Russell held other high-level accounting and finance positions at high tech companies and also worked as an auditor at PricewaterhouseCoopers LLP, a multinational professional services firm. Mr. Russell holds a master’s degree in accounting from Weber State University and holds a CPA license in the State of Utah.

L. Chance Allred has served as our chief sales officer since September 2016, and prior to that, as our senior vice president of sales from June 2015 to September 2016 and as our vice president of sales from March 2012 to June 2015. From September 2006 to March 2012, Mr. Allred served as a founding partner and vice president of sales for Platinum Protection, LLC, a home security solutions company. From March 2000 to October 2006, Mr. Allred served in various positions for Vivint, Inc. Mr. Allred holds a B.A. in marketing from Southern Utah University.

Bryan Christiansen has served as our chief operating officer since September 2016, and prior to that, as our chief strategy and innovation officer beginning in June 2016. Mr. Christiansen worked for Vivint, Inc. as vice president, internet operations from January 2015 to May 2016, and prior to that, as vice president, operations improvement from September 2014 to January 2015. From January 2012 to September 2013, Mr. Christiansen served as a senior vice president and managing director of Xerox Corporation, Inc., and as senior vice president from

January 2011 to January 2012. Mr. Christiansen holds a B.S. in Business Management / International Finance from Brigham Young University and an MBA from Duke University.

Paul S. Dickson, a member of our founding management team, has served as our chief revenue officer since September 2016, and prior to that, as our senior vice president of operations from June 2015 to September 2016 and as our vice president of operations from November 2013 to June 2015. From May 2011 to November 2013, Mr. Dickson served as our vice president of financing. Prior to joining our founding team, Mr. Dickson served as the director of smart grid and energy management for Vivint, Inc. from December 2010 to May 2011. From May 2007 to December 2010, Mr. Dickson co-founded and served as the president and chief executive officer of Meter Solutions Pros, LLC, an energy management and smart-grid business acquired by Vivint, Inc. Mr. Dickson holds a B.A. in communications from Brigham Young University.

Thomas G. Plagemann has served as our executive vice president, capital markets since October 2013, and also as our chief commercial officer since September 2016. Mr. Plagemann previously served as the head of energy, U.S. corporate & investment banking for Santander Global Banking & Markets from May 2012 to October 2013, and the global head of project finance and transaction execution at First Solar, Inc., a solar company from March 2011 to May 2012. Mr. Plagemann formed and served as the president of Grand Avenue Capital LLC from September 2010 through February 2011. From September 2009 to July 2010, Mr. Plagemann served as the head of mergers and acquisitions for the wind division of Infigen Energy Limited, a wind energy company. From September 2004 to September 2009, Mr. Plagemann served as the managing director of tax equity and energy investment at AIG Financial Products, Inc., a financial services company. Mr. Plagemann also has held positions at General Electric Capital Corporation and Deutsche Bank, and has served as a member of the board of directors of Solar Energy Industries Association, or SEIA, since 2013 and the chair of SEIA’s state policy committee since January 2017. Mr. Plagemann holds a B.A. from the University of Minnesota and a master’s degree in international affairs from Columbia University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2019. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices, and analyzes how and why we arrived at the specific compensation decisions for our executive officers, including our named executive officers, in 2019. During 2019, our named executive officers were:

•	David Bywater, our chief executive officer;

•	Dana C. Russell, our chief financial officer, executive vice president and assistant secretary;

•	L. Chance Allred, our chief sales officer;

•	Paul S. Dickson, our chief revenue officer; and

•	Thomas G. Plagemann, our chief commercial officer; executive vice president, capital markets.

Executive Summary

Overview of the Executive Compensation Program

Our executive compensation program is designed to be competitive and appropriately balance our goals of attracting, motivating, rewarding, and retaining our executive officers. To align our executive officers’ interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of each executive officer’s target annual total direct compensation opportunity is “at-risk,” meaning the amounts paid to each executive officer will vary based on our company performance and their contributions to that performance.

We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results relative to pre-established annual goals through our cash bonus plan. To deliver long-term incentive compensation, we grant our executive officers equity awards to acquire our common stock via stock option and restricted stock unit, or RSU.

In 2019, a meaningful portion of each named executive officer’s total target annual direct compensation was at-risk and performance-based, which was comprised of annual cash bonus opportunities and at-risk equity in the form of stock options and RSUs. In 2019, at-risk pay made up approximately 50% of the total target annual direct compensation opportunity for each of our named executive officers.

The percentages above were calculated using base salary, annual cash bonus opportunities (rather than the amounts for 2019), and the grant date fair value of stock option and RSU awards (rather than the value realized in 2019 from previously granted equity awards) as reported in the Summary Compensation Table.

2019 Business Highlights

We believe our executive compensation program was instrumental in helping us achieve strong financial performance in 2019. For 2019, we achieved:

•	Revenue of $341 million, up 17% year-over-year;

•	Megawatts Installed of 233, up 19% year-over-year and the largest annual installation figure in our history;

•	Adjusted net present value per watt of $0.97, or $226 million in estimated margin created for the year; and

•	Estimated net retained value of $1.2 billion, up $123 million from 2018, representing $9.99 per share outstanding.

2019 Executive Compensation Highlights

To continue to provide compensation that is competitive and offers incentives for growth in our business, we took these key executive compensation actions for 2019:

•

Base Salaries — We did not increase the base salaries in 2019 for any of our named executive officers, except with respect to Mr. Plagemann, which increase was accompanied by an equivalent reduction in his annual incentive compensation opportunity as described in “Individual Compensation Elements” below.

•

Annual Cash Bonus — We designed our 2019 executive annual cash bonus plan, or the 2019 Bonus Plan, to focus on two key corporate performance measures — Cost per Watt and Megawatts Installed — as well as individualized key performance indicator targets, or KPIs, setting rigorous targets for each that were achievable only through focused leadership efforts by our executive team. Achievement against the targets for the 2019 Bonus Plan performance measures resulted in an aggregate calculated payment percentage of 100% of target levels.

•

Long-Term Equity Incentive Compensation — We granted annual long-term incentive compensation opportunities in the form of stock option and RSU awards consistent with market practices and our equity compensation philosophy, to align the economic interests of our executive officers with our stockholder interests. These awards generally vest over four years. We also made one-time retention equity awards in the form of stock option and RSU awards to our named executive officers, as described in “— Individual Compensation Elements” below.

Executive Compensation Policies and Practices

We maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program regularly to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. These policies and practices were in effect during 2019:

What We Do	What We Don’t Do

✓   Compensation At-Risk. Our executive compensation program is designed so a significant portion of compensation is “at risk” based on our performance through our short-term cash incentive compensation opportunities.

×   No Tax Reimbursements on Severance or Change in Control Payments. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or other related benefits.

✓   Independent Compensation Committee Advisor. The compensation committee engaged its own compensation consultant to assist with its 2019 compensation reviews. This consultant performed no other consulting or other services for us.

×   No Special Retirement Plans. We do not offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements exclusively to our executive officers.

✓ Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy.	× No Special Health or Welfare Benefits. Our executive officers participate in the same company-sponsored health and welfare benefits programs as our other full-time, salaried employees.

✓   Multi-Year Vesting/Performance Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

×   No “Single Trigger” Change-in-Control Arrangements. No change-in-control payments or benefits are triggered simply by the occurrence of a change in control. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of our company plus a qualifying termination of employment before payments and benefits are paid).

× No Hedging and Pledging. We prohibit our employees, including our executive officers, and directors from pledging our securities or engaging in hedging transactions with respect to our securities.

Impact of the COVID-19 Pandemic on Executive Compensation

COVID-19 infections were first reported in Wuhan, China in December 2019, and in March 2020 the World Health Organization declared the global COVID-19 outbreak a pandemic. In response to the COVID-19 pandemic, government authorities in the geographies in which we operate have ordered businesses to close and people to remain at home while imposing significant restrictions on traveling and social gatherings, impacting our ability to conduct direct home sales and, in some jurisdictions, install systems. There continues to be significant uncertainties associated with the COVID-19 pandemic, including with respect to the ultimate spread of the virus, the severity of the disease, the duration of the outbreak, further actions that may be taken by governmental authorities to contain the virus or to treat its impact, and the scope and length of the resulting economic downturn.

As a result of the business and market volatility caused by the COVID-19 pandemic, our board of directors approved the following temporary actions related to executive compensation beginning in April 2020 and lasting until June 15, 2020:

•	a reduction in the base pay rate of 30% for Mr. Bywater, our chief executive officer, and 20% for each of our other named executive officers; and

•	the suspension of the employer match in our 401(k) profit-sharing plan.

Our board of directors and compensation committee will continue to evaluate further executive compensation measures as the full impact of the COVID-19 pandemic on our operating results, growth prospects and financial condition becomes more certain.

Executive Compensation Philosophy and Program Design

Our executive compensation program is guided by our overarching philosophy of only paying for performance. Consistent with this philosophy, we designed our executive compensation program to:

•	Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible and balanced cost management;

•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

•

Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and cash incentives to our annual performance.

We structure the annual compensation of our executive officers, including the named executive officers, using three principal elements: base salary, annual incentive compensation opportunities in the form of cash bonuses and long-term incentive compensation opportunities in the form of stock options and RSU awards. The design of our executive compensation program is influenced by many factors, but the primary goals are always to align the interests of our executive officers and stockholders by linking pay with performance.

Governance of Executive Compensation Program

Compensation-Setting Process

We do not set a benchmark when setting the target total direct compensation opportunity of our executive officers, including our named executive officers. When setting each compensation element, the compensation committee considers these factors:

•	our performance against the financial and operational objectives established by our board of directors;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and success in working as part of a team, all of which reflect our core values;

•	the recommendations of our chief executive officer for each executive officer other than with respect to his own compensation;

•	compensation parity among our executive officers;

•	our financial performance relative to our peers; and

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer.

Role of the Compensation Committee

The compensation committee reviews and makes decisions relating to the compensation of our executive officers. These responsibilities include determining with respect to our executive officers: their annual base salaries; annual cash bonus opportunities; long-term incentive compensation; employment offers (including post-employment compensation arrangements); and other compensation, perquisites, and other personal benefits, if any. The compensation committee’s review of the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers generally occurs in our third fiscal quarter, or more frequently as warranted.

Role of Executive Officers

Our chief executive officer and other members of our management team assist the compensation committee in making decisions regarding compensation for our executive officers, including our named executive officers, by providing information on corporate and individual performance, market data, and their perspective on compensation matters. The compensation committee solicits and reviews our chief executive officer’s recommendations and proposals regarding adjustments to annual cash bonus opportunities, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation). The compensation committee reviews and discusses these recommendations and proposals with our chief executive officer and uses them as one factor in determining the compensation for our executive officers. No member of the management team participates in any discussions or makes any recommendations regarding his or her own compensation.

Role of Compensation Consultant

The compensation committee engages an external compensation consultant to assist it in formulating recommendations regarding compensation to the board of directors by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2019, the compensation committee retained FW Cook, a national compensation consulting firm, to serve as its compensation advisor. FW Cook serves at the discretion of the compensation committee.

During 2019, FW Cook provided these services:

•

provided competitive market data based on the compensation peer group and broader compensation surveys for our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	assessed executive compensation trends within our industry, and provided updates on corporate governance and regulatory issues and developments;

•	reviewed market equity compensation practices, including “burn rate” and “overhang”; and

•	consulted with the compensation committee chairperson and other members between compensation committee meetings.

In 2019, FW Cook provided no services to us other than the consulting services to the compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation. In 2019, the compensation committee considered the six specific independence factors adopted by the SEC and reflected in the listing standards of the NYSE and determined that the work of FW Cook raised no conflicts of interest.

Competitive Positioning

To compare our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group were selected on the basis of their similarity to us in characteristics such as revenue, market capitalization, size and industry focus.

In September 2017, with the assistance of FW Cook, the compensation committee developed a compensation peer group to reflect our key financial attributes and recognize our business focus. For 2019, the executive compensation peer group consisted of the companies identified below (which largely remain the same as in the previous years), as recommended by the compensation committee’s independent compensation consultant and approved by the compensation committee. The companies in this executive compensation peer group were selected because they met criteria based on similarity of their business and pay models, market capitalization, annual revenues and also compete with Vivint Solar for talent or capital.

Advanced Energy	Generac Holdings	Regal Beloit

Clean Energy Fuels	Hubbell	Silver Spring Networks

EnerSys	Ormat Technologies	SunPower

First Solar	Pattern Energy	Sunrun

FutureFuel	Power Integrations	TerraVia

To analyze the compensation practices of the companies in our compensation peer group, FW Cook gathered data from the public filings of the peer group companies informed by three representative, size-adjusted general industry surveys and one size-adjusted technology industry specific survey. This market data was then used as a reference point for the compensation committee to assess our current compensation levels in its deliberations on compensation forms and amounts.

The compensation committee reviews our compensation peer group annually and may make adjustments to its composition, considering changes in both our business and the businesses of the companies in the peer group.

Individual Compensation Elements

In 2019, the primary elements of our executive compensation program were base salary, annual cash incentive compensation opportunities, and long-term equity incentive compensation in the form of stock option and RSU awards.

Base Salary

The FW Cook report used a “proxy and survey blend” to assess competitiveness of compensation in its September 2019 and September 2018 reports.

Base salary represents the fixed portion of the compensation of our executive officers and is an important element of compensation intended to attract and retain highly-talented individuals. We establish the initial base salaries of our executive officers through arm’s-length negotiation when we hire the individual executive officer, considering the relevant position, qualifications, experience, and the base salaries of our other executive officers. The compensation committee reviews the base salaries of our executive officers annually and makes adjustments as it determines necessary or appropriate.

In September 2018, the compensation committee reviewed the base salaries of our executive officers considering a competitive market analysis prepared by FW Cook, the recommendations of our management team, and the other factors described above. While the compensation committee does not benchmark base salary to any specific percentile, it does position base salaries within a competitive range of the market median. Following this review, and except for Mr. Plagemann as described below, the compensation committee determined the base salaries of our named executive officers were appropriate and did not make any adjustments to their base salaries.

For Mr. Plagemann, the compensation committee, with input from management and FW Cook, increased Mr. Plagemann’s base salary effective in January 2019. This increase was made in order to provide a greater percentage of Mr. Plagemann’s total target annual cash compensation opportunity in the form of fixed cash compensation, which percentage is consistent with market practices of similarly situated executives and those of our executive team. Mr. Plagemann’s base salary increase was paired with an equivalent reduction in his target annual incentive compensation, as discussed below, resulting in no change to Mr. Plagemann’s total target annual cash compensation opportunities from 2018.

The base salaries of the named executive officers for 2019 were:

Named Executive Officer	2018 Base Salary	2019 Base Salary	Percentage Adjustment
David Bywater	$660,000	$660,000	0%
Dana C. Russell	$450,000	$450,000	0%
L. Chance Allred	$350,000	$350,000	0%
Paul S. Dickson	$350,000	$350,000	0%
Thomas G. Plagemann(1)	$350,000	$500,000	42.9%

(1)	Mr. Plagemann’s 2019 base salary increase was effective January 1, 2019.

Annual Cash Bonuses

All of our named executive officers participated in our 2019 Bonus Plan. The amount that each participating named executive officer could earn under the 2019 Bonus Plan was based on our achievement of two key corporate performance measures as well as individual KPIs.

The 2019 Bonus Plan was designed to motivate our participating named executive officers to drive execution of our annual operating plan by emphasizing Cost per Watt and Megawatts Installed and individualized KPIs. Payment under the 2019 Bonus Plan was tied to our actual achievement against the pre-established target levels for each of the corporate performance measures as well as the compensation committee’s determination of achievement of the individual KPIs.

Target Annual Cash Incentive Compensation Opportunities

Each named executive officer was assigned a target annual cash incentive compensation opportunity under our 2019 Bonus Plan, which was calculated as a percentage of his annual base salary for 2019. In September 2018, the compensation committee reviewed the target annual cash incentive compensation opportunities of our executive officers, considering a competitive market analysis prepared by FW Cook. The compensation committee generally references the 75th percentile within our peer group when assessing and making determinations of target annual cash opportunities (base salary plus target bonus) for our executive officers. Following this review, and except for Mr. Plagemann as described below, the compensation committee determined the target annual cash incentive compensation opportunities of our named executive officers were appropriate and did not make any adjustments to these opportunities.

The target annual cash bonus opportunity for Mr. Plagemann was reduced from 186% to 100% of his base salary resulting in a 23% reduction in target annual bonus value from 2018 to 2019 from $650,000 to $500,000, as described in greater detail in the “Base Salary” section above.

The target annual corporate cash bonus opportunities of the named executive officers for 2019 were:

Named Executive Officer	Target 2019 Bonus Plan Opportunity (as a percentage of base salary)		Target 2019 Bonus Plan Opportunity
David Bywater	99%		$650,100
Dana C. Russell	50%		$225,000
L. Chance Allred	50	%(1)	$175,000
Paul S. Dickson	50	%(1)	$175,000
Thomas G. Plagemann	100%		$500,000

(1)	Does not include target payment opportunities under the 2019 sales bonus plan.

2019 Bonus Plan Design

In January 2019, the compensation committee approved the 2019 Bonus Plan performance measures, the related target levels and the payment percentages for each of the performance measures. The performance measures for our 2019 Bonus Plan were based on our corporate achievement against two key corporate performance measures for our business: Cost per Watt (25% weighting) and Megawatts Installed (25% weighting) as well as individual KPIs (50% weighting). These performance measures (and their relative weighting) are designed to balance profitability with growth, thus enhancing stockholder value. We believed this balance would drive and focus our executive officers toward propelling growth without detracting from our ultimate performance.

The target levels for each of these performance measures were reviewed and approved by our compensation committee, with input from our management. These target levels were set to be achievable through diligent effort, and to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the target levels were set. Cost per Watt was defined the unit costs of installed solar energy systems on customers’ premises. Megawatts Installed was defined as aggregate megawatt nameplate capacity of solar energy systems for which panels, inverters, and mounting and racking hardware have been installed on customer premises in the period.

For the corporate performance measures under our 2019 Bonus Plan, if we achieved Cost per Watt in 2019 of $3.51 and Megawatts Installed in 2019 of 160, then the payout percentage with respect to those measures would be 75% increasing proportionally based on the relative achievement of Cost per Watt to Megawatts Installed in 2019 up to a maximum payout percentage with respect to those measures of 120% for Cost per Watt in 2019 of $3.16 or less and Megawatts Installed in 2019 of 230 or more.

KPI performance is based on a qualitative assessment of each executive officer’s individual performance for 2019 by considering criteria such as professional effectiveness, leadership, and strategic and operational execution. Mr. Bywater recommended the KPI goal achievement levels for the executive officers (except himself) to the compensation committee. The achievement of Mr. Bywater’s KPI goal was determined by the compensation committee.

2019 Bonus Plan Payments

In January 2020, the compensation committee determined the achievement of Cost per Watt was $3.52, our Megawatts Installed achievement was 233 and the individualized KPIs for the named executive officers were determined to be achieved at 100% of target. After considering our achievement for these metrics, the overall success of our business, and each named executive officer’s contributions to those achievement, the compensation committee exercised the discretion it reserved under the 2019 Bonus Plan to set the funding level at 100%. Payment of all earned bonuses to our named executive officers participating in the 2019 Bonus Plan was made in a lump sum payment in January 2020.

The amount of payments made to each named executive officer under the 2019 Bonus Plan is set forth in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table below.

2019 Sales Bonus Plan Design and 2019 Sales Bonus Plan Payments

In addition to our 2019 Bonus Plan, Messrs. Allred and Dickson participate in our 2019 Sales Bonus Plan. Pursuant to each of their Executive Employment Agreements, each of Messrs. Allred and Dickson are eligible to receive (1) a monthly override of two tenths of a cent ($0.002) for every watt that we install during each calendar month and (2) a quarterly override of $10 per account for every smart home account generated by our company that is installed by Vivint Smart Home pursuant to the Amended and Restated Sales Dealer Agreement between us and Vivint Smart Home. This commission structure may be revised as determined by the board of directors or the compensation committee with a view toward consideration of merit increases, market rates of pay for similarly situated executives and such other factors that the board of directors or the compensation committee determines to be appropriate.

The 2019 Sales Bonus Plan payments to the named executive officers for 2019 were:

Named Executive Officer	2019 Sales Bonus Plan Payment
L. Chance Allred	$453,021.16
Paul S. Dickson	$453,021.16

The amount of payments made to each participating named executive officer under the 2019 Sales Bonus Plan is set forth in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table below.

Long-Term Incentive Compensation

Annual Grants

The compensation committee believes long-term incentive compensation in the form of equity awards is an effective means for focusing our executive officers, including the named executive officers, on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. In 2019, the compensation committee continued its multi-year practice of granting an equal valued blend of stock option and RSU awards to our executive officers to deliver these annual long-term incentive compensation opportunities to our executive officers. We make annual grants to smooth the effects of the potential fluctuation in share price and to replace the incentive and retention power decreases as outstanding awards vest. Our annual grants are typically made in second half of our fiscal year.

As with our other elements of compensation, the compensation committee assesses and determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after considering a competitive market analysis prepared by FW Cook, the recommendations of our chief executive officer (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above.

The compensation committee granted to our executive officers, including our named executive officers, equity compensation awards with the grant date value of those awards split evenly split between time-based stock option and RSU awards, or the 2019 Annual Equity Program. In determining the size of the awards under the 2019 Annual Equity Program, the compensation committee did not target a specified percentile of our peer group, but remained consistent with the grant date value of awards made in past years as part of our budgeted annual grant practice. Our compensation committee approved the equity awards to our chief executive officer in December 2019 and to our other named executive officers in September 2019. All awards granted under the 2019 Annual Equity Program vest 25% after one year and then in equal quarterly increments over the following three years. The equity awards granted to the named executive officers under the 2019 Annual Equity Program were:

Named Executive Officer	Stock Option Awards (shares)	RSU Awards (shares)	Equity Awards (Aggregate Grant Date Fair Value)(1)
David Bywater	277,161	161,290	$2,500,000
Dana C. Russell	44,444	27,063	$400,000
L. Chance Allred	33,333	20,297	$300,000
Paul S. Dickson	33,333	20,297	$300,000
Thomas G. Plagemann	33,333	20,297	$300,000

(1)	Awards divided evenly in value between stock options and RSU awards based on the Black-Scholes value of the stock options and the fair value of RSU awards on the date of grant.

One-time Retention Grants

In January 2019, our compensation committee made a one-time grant of equal grant date value of stock option and RSU awards to our chief executive officer. The compensation committee commissioned FW Cook to perform an analysis of whether Mr. Bywater’s unvested equity position had sufficient retentive power. It was determined that the retentive power was insufficient, and FW Cook suggested that this insufficiency be rectified through the one-time grant. These awards vest 25% after one year and quarterly thereafter for the next three years.

In February 2019, our compensation committee made a one-time grant of equal grant date fair value of stock option and RSU awards to select members of our executive leadership team, including our named executive officers (other than our chief executive officer) sized at approximately 150% of the annual grant value to certain members of our executive leadership team, including our executive officers. These awards will vest 100% upon the earlier of three years from the date of grant or a change in control subject to the recipient’s continued service with us. The compensation committee determined that the retention grants were desirable in order to retain our key contributors over the long-term, focus them on the successful growth of the business, and promote ownership of our common stock by our executive leadership team, all of which serve to enhance the alignment between their interests and the interests of our stockholders.

The one-time equity awards granted to the named executive officers in 2019 were:

Named Executive Officer	Stock Option Awards (shares)	RSU Awards (shares)	Equity Awards (Aggregate Grant Date Fair Value)(1)
David Bywater	929,368	599,520	$5,000,000
Dana C. Russell	88,235	57,361	$600,000
L. Chance Allred	66,176	43,021	$450,000
Paul S. Dickson	66,176	43,021	$450,000
Thomas G. Plagemann	66,176	43,021	$450,000

(1)	Awards divided evenly in value between stock options and RSU awards based on the Black-Scholes value of the stock options and the fair value of RSU awards on the date of grant.

Retirement, Welfare and Health Benefits

Our named executive officers are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We sponsor a 401(k) profit-sharing plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code. This plan provides our eligible employees with an opportunity to save for retirement on a tax advantaged basis, and participants are able to defer a portion of their eligible compensation. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make discretionary matching and profit-sharing contributions to eligible participants. In 2019, we matched 0.33% of each participant’s eligible compensation for every 1% such participant contributed to the 401(k) plan each pay period, up to a maximum 2% matching contribution.

Our health and welfare benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance. We design our employee benefits programs to be affordable and competitive in relation to the market, and compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon changes in applicable laws and market practices.

Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. In 2019, we continued to provide perquisites to certain executive officers in furtherance of these goals, including the use of a leased company vehicle, a tax gross-up payment for vehicle-related expense, and incentive trips.

We may continue to provide perquisites or other personal benefits in limited circumstances, such as those currently offered to certain of our executive officers, as described below in the Summary Compensation Table. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Offer Letters and Agreements

We have entered into written employment arrangements with each of our executive officers, including the named executive officers. Each of these agreements was approved on our behalf by the compensation committee or, in certain instances, by our board of directors.

In filling each of our executive positions, our board of directors or the compensation committee recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. Our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

For information on the specific terms and conditions of the employment arrangements of the named executive officers, see the discussion of “Executive Employment Arrangements” below.

Post-Employment Compensation

We have entered into written arrangements with each of our executive officers, including the named executive officers, providing for post-employment compensation. These arrangements are set forth in each officer’s employment agreement or in some cases, in a separate letter agreement. Having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave us under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We believe, however, these arrangements are necessary to offer compensation packages that are competitive.

These arrangements align the interests of management and stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing corporate transaction activity in the best interests of stockholders regardless of whether those transactions may cause their own job loss.

All payments and benefits if a change of control occurs are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). With the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against losing retention power following a change in control and to avoid windfalls, both of which could occur if vesting accelerated automatically because of the transaction. We also provide severance payments under these arrangements for certain qualifying terminations of employment occurring outside the change of control context.

For information on the change of control and severance arrangements for the named executive officers, and an estimate of the potential payments and benefits payable under these agreements as of the end of 2019, see “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies and Practices

Policy Prohibiting Hedging or Pledging of Our Equity Securities

Our insider trading compliance policy prohibits all our employees, including our executive officers, and the members of our board of directors from engaging in derivative securities transactions, including hedging, regarding our ordinary shares and from pledging company securities as collateral or holding company securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other current and former executive officers who are “covered employees” within the meaning of Section 162(m) of the Code to $1 million per individual per year, subject to certain limited exceptions. In approving the amount and form of compensation for our named executive officers in the future, we generally consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. We may, in our judgment, authorize compensation payments that will or may not be deductible when we believe such payments are appropriate to attract, retain or motivate executive talent.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may realize no value from their awards.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this proxy statement, and based on such review and discussion, the compensation committee recommended to our board of directors that this “Compensation Discussion and Analysis” section be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS OF

VIVINT SOLAR, INC.

Peter F. Wallace, Chairperson

Bruce McEvoy

David F. D’Alessandro

The material in this report is not “soliciting material,” is not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing made by Vivint Solar, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Officer Employment Arrangements

David Bywater

We entered into a confirmatory employment letter with Mr. Bywater in December 2016 in connection with his appointment as our permanent chief executive officer. This confirmatory letter does not have a specific term and provides that Mr. Bywater is an at-will employee. Mr. Bywater’s current annual base salary is $660,000 with annual target incentive payments equal to $650,100. The letter also indicated that, beginning with our annual grant cycle in 2018 and each year thereafter, we expect, but are not obligated, to grant Mr. Bywater long-term incentive awards under the 2014 Equity Incentive Plan with an aggregate grant date fair value equal to or greater than $2,000,000, subject to approval of the board of directors or an authorized committee at such time. Mr. Bywater is also provided with the use of a leased company vehicle, a gas card paid by us, a tax gross-up payment for car-related expenses, and an individual excess employee liability insurance policy.

Dana C. Russell

We have entered into an executive employment agreement with Dana C. Russell, our chief financial officer and executive vice president. This executive employment agreement does not have a specific term and provides that Mr. Russell is an at-will employee. Mr. Russell’s current annual base salary is $450,000, and he is eligible for annual target incentive payments pursuant to our annual bonus plan equal to 50% of his base salary. Mr. Russell is also provided with the use of a leased company vehicle, a gas card paid by us and tax gross-up payments for car-related expenses.

L. Chance Allred

We have entered into an executive employment agreement with L. Chance Allred, our chief sales officer. This executive employment agreement does not have a specific term and provides that Mr. Allred is an at-will employee. Mr. Allred’s current annual base salary is $350,000, and he is eligible for annual target incentive payments pursuant to our annual bonus plan equal to 50% of his base salary. Mr. Allred is also eligible to participate in our Sales Bonus Plan, as described in “2019 Sales Bonus Plan Design” above.

Paul S. Dickson

We have entered into an executive employment agreement with Paul S. Dickson, our chief revenue officer. This executive employment agreement does not have a specific term and provides that Mr. Dickson is an at-will employee. Mr. Dickson’s current annual base salary is $350,000, and he is eligible for annual target incentive payments pursuant to our annual bonus plan equal to 50% of his base salary. Mr. Dickson is also eligible to participate in our Sales Bonus Plan, as described in “2019 Sales Bonus Plan Design” above.

Thomas G. Plagemann

Effective January 2019, we entered into a new executive employment agreement with Mr. Plagemann that amended and restated his previous employment letter. This executive employment agreement does not have a specific term and provides that Mr. Plagemann is an at-will employee. Mr. Plagemann’s annual base salary under the executive employment agreement is $500,000, and he is eligible for annual target incentive payments pursuant to our annual bonus plan equal to 100% of his base salary.

Summary Compensation Table

The following table summarizes the compensation that we paid during 2019, 2018 and 2017 to the individuals serving as our principal executive officer, our principal financial officer and each of our three other most highly compensated executive officers as of December 31, 2019. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
David Bywater	2019	660,000	—		3,750,000	3,750,000	650,100	178,201	(3)	8,988,301
Chief Executive Officer	2018	660,000	—		1,000,000	1,000,000	650,100	55,545	(3)	3,365,645
	2017	660,000	300	(5)	—	—	598,092	72,619	(3)	1,331,011

Dana C. Russell	2019	450,000	300	(5)	500,000	500,000	225,000	131,456	(4)	1,806,756
Chief Financial Officer and Executive Vice President	2018	450,000	1,000,000		1,200,000	200,000	225,000	58,408	(4)	3,133,408
	2017	450,000	—		499,998	299,999	207,000	76,048	(4)	1,533,045

L. Chance Allred	2019	350,000	—		375,000	375,000	637,256	11,548	(8)	1,748,804
Chief Sales Officer	2018	350,000	—		150,000	150,000	568,279	384	(8)	1,218,663
	2017	350,000	300	(5)	549,999	150,000	257,488	2,609	(8)	1,310,396

Paul S. Dickson	2019	350,000			375,000	375,000	649,256	10,615	(9)	1,759,871
Chief Revenue Officer	2018	350,000	300	(5)	150,000	150,000	568,279	288	(9)	1,218,867
	2017	350,000	200,600	(7)	549,999	150,000	257,488	2,498	(9)	1,510,585

Thomas G. Plagemann	2019	496,538	—		375,000	375,000	500,000	2,394	(6)	1,748,932
Chief Commercial Officer; Executive Vice President, Capital Markets	2018	350,000	—		150,000	150,000	1,575,500	1,632	(6)	2,227,132
	2017	350,000	—		200,000	150,000	653,750	972	(6)	1,354,722

(1)

Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of the restricted stock units or stock options granted, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 10, 2020. Each award was determined and approved by our board of directors in its discretion.

(2)

Consists of bonus payments and, for each of Messrs. Allred and Dickson, commissions of $453,021.16 received under our non-equity incentive compensation plans. See “Executive Compensation — Non-Equity Incentive Compensation Plan.”

(3)

Includes $56,764 in gain relating to the purchase of a vehicle in 2019 and $45,145 as a tax-gross-up relating to the vehicle, as well as $31,302, $30,135 and $30,135 for the use of the company vehicle in 2019, 2018 and 2017, respectively, and $24,950, $24,480 and $34,865 as a tax gross-up relating to the vehicle in 2019, 2018 and 2017, respectively, as well as amounts related to fuel and insurance in 2019, 2018 and 2017. 2019 and 2017 figures also include $12,390 and $2,434, respectively, for performance incentive trips paid for by us.

(4)

Includes $33,521 in gain relating to the purchase of a vehicle in 2019 and $26,660 as a tax-gross-up relating to the vehicle, as well as $35,373, $31,943 and $31,943 for the use of a company vehicle in 2019, 2018 and 2017, respectively and $28,148, $24,017 and $35,137 as a tax gross-up relating to the vehicle in 2019, 2018 and 2017, respectively, as well as insurance and fuel in 2019, 2018 and 2017.

(5)	Reflects employee referral bonus.
(6)	Reflects insurance payments.
(7)	Reflects employee referral bonuses totaling $600 and a $200,000 retention bonus paid to Mr. Dickson based on his continued employment with us.
(8)	Reflects insurance payments. 2019 and 2017 figures also include $11,188 and $2,210, respectively, for performance incentive trips paid for by us.
(9)	Reflects insurance payments. 2019 and 2017 figures also include $10,315 and $2,210, respectively, for performance incentive trips paid for by us.

2019 Grants of Plan-Based Awards

The following table provides information with respect to grants of plan-based awards to the named executive officers for the year ended December 31, 2019:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Awards ($)
		Threshold($)	Target($)	Maximum($)
David Bywater	1/17/2019				599,520	(4)	929,368	(3)	4.17	5,000,000
	12/12/2019				161,290	(6)	277,161	(5)	7.75	2,500,000
		487,575	650,100	780,120
Dana C. Russell	2/28/2019				57,361	(8)	88,235	(7)	5.23	600,000
	9/12/2019				27,063	(10)	44,444	(9)	7.39	400,000
		168,750	225,000	270,000
L. Chance Allred	2/28/2019				43,021	(8)	66,176	(7)	5.23	450,000
	9/12/2019				20,297	(10)	33,333	(9)	7.39	300,000
		131,250	175,000	210,000
Paul S. Dickson	2/28/2019				43,021	(8)	66,176	(7)	5.23	450,000
	9/12/2019				20,297	(10)	33,333	(9)	7.39	300,000
		131,250	175,000	210,000
Thomas G. Plagemann	2/28/2019				43,021	(8)	66,176	(7)	5.23	450,000
	9/12/2019				20,297	(10)	33,333	(9)	7.39	300,000
		375,000	500,000	600,000

(1)

The amounts represent cash bonus amounts for 2019 assuming the achievement of the corporate and KPI components at the target level. These amounts are subject to a minimum payment limitation of 75.0% based on achieving the minimum of the target performance objectives, and a maximum payout limitation of 120.0%, and if minimum targets are not achieved, payments may be decreased down to $0. The material terms of the awards are discussed in “— Components of Executive Compensation Program — Target Annual Cash Incentive Compensation Opportunities.”

(2)	The exercise price of stock options is the closing price of Common Stock on the grant date.
(3)

The award represents stock options granted in January 2019. These options have a term of ten years from the grant date and a four year vesting period. 25% of the options subject to this award will vest on the first quarterly vesting date that is on or after the one year anniversary of the grant date, and on each of the next 12 option quarterly vesting dates, 1/16 of the options subject to this award will vest.

(4)

The award represents restricted stock units granted in January 2019. These shares have a four year vesting period. 25% of the shares subject to this award will vest on the first quarterly vesting date that is on or after the one year anniversary of the grant date, and on each of the next 12 restricted stock units quarterly vesting dates, 1/16 of the shares subject to this award will vest.

(5)

The award represents stock options granted in December 2019. These options have a term of ten years from the grant date and a four year vesting period. 25% of the options subject to this award will vest on the first quarterly vesting date that is on or after the one year anniversary of the grant date, and on each of the next 12 option quarterly vesting dates, 1/16 of the options subject to this award will vest.

(6)

The award represents restricted stock units granted in December 2019. These shares have a four year vesting period. 25% of the shares subject to this award will vest on the first quarterly vesting date that is on or after the one year anniversary of the grant date, and on each of the next 12 restricted stock units quarterly vesting dates, 1/16 of the shares subject to this award will vest.

(7)

The award represents stock options granted in February 2019. These options have a term of ten years from the grant date and a three year cliff vesting period. 100% of the options subject to this award will vest upon the earlier to occur of (a) the first option quarterly vesting date that is on or after the third anniversary of the grant date and (b) a Change of Control (as such term is defined in our 2014 Equity Incentive Plan), in each case subject to participant continuing to be a service provider through such date.

(8)

The award represents restricted stock units granted in February 2019. These shares have a three year cliff vesting period. 100% of the restricted stock units subject to this award will vest upon the earlier to occur of (a) the first restricted stock units quarterly vesting date that is on or after the third anniversary of the grant date and (b) a Change of Control (as such term is defined in our 2014 Equity Incentive Plan), in each case subject to participant continuing to be a service provider through such date.

(9)

The award represents stock options granted in September 2019. These options have a term of ten years from the grant date and a four year vesting period. 25% of the options subject to this award will vest on the first quarterly vesting date that is on or after the one year anniversary of the grant date, and on each of the next 12 option quarterly vesting dates, 1/16 of the options subject to this award will vest.

(10)

The award represents restricted stock units granted in September 2019. These shares have a four year vesting period. 25% of the shares subject to this award will vest on the first quarterly vesting date that is on or after the one year anniversary of the grant date, and on each of the next 12 restricted stock units quarterly vesting dates, 1/16 of the shares subject to this award will vest.

Outstanding Equity Awards at December 31, 2019

The following table provides information regarding the equity awards outstanding at December 31, 2019 held by each of our named executive officers.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)(1)
David Bywater	12/14/2016	(2)	284,376	128,124	2.85	12/14/2026	—	—
	3/15/2018	(3)	242,719	242,717	3.15	3/15/2028	—	—
	1/17/2019	(4)	—	929,368	4.17	1/17/2029	—	—
	12/12/2019	(5)	—	277,161	7.75	12/12/2029	—	—
	12/14/2016	(2)	—	—	—	—	89,912	652,761
	3/15/2018	(3)	—	—	—	—	158,728	1,152,365
	1/17/2019	(4)	—	—	—	—	599,520	4,352,515
	12/12/2019	(5)	—	—	—	—	161,290	1,170,965

Dana C. Russell	1/24/2014	(6)	507,353	—	1.30	1/23/2024	—	—
	10/2/2017	(7)	72,738	56,572	3.45	10/2/2027	—	—
	9/26/2018	(8)	18,547	40,800	5.20	9/26/2028	—	—
	2/28/2019	(9)	—	88,235	5.23	2/28/2029	—	—
	9/12/2019	(10)	—	44,444	7.39	9/12/2029	—	—
	10/2/2017	(7)	—	—	—	—	63,405	460,320
	9/26/2018	(8)	—	—	—	—	26,442	191,969
	2/28/2019	(9)	—	—	—	—	57,361	416,441
	9/12/2019	(10)	—	—	—	—	27,063	196,477

L. Chance Allred	7/12/2013	(6)	68,627	—	1.00	7/11/2023	—	—
	10/2/2017	(7)	36,369	28,286	3.45	10/2/2027	—	—
	9/26/2018	(8)	13,910	30,600	5.20	9/26/2028	—	—
	2/28/2019	(9)	—	66,176	5.23	2/28/2029	—	—
	9/12/2019	(10)	—	33,333	7.39	9/12/2029	—	—
	10/2/2017	(7)	—	—	—	—	69,745	506,349
	9/26/2018	(8)	—	—	—	—	19,831	143,973
	2/28/2019	(9)	—	—	—	—	43,021	312,332
	9/12/2019	(10)	—	—	—	—	20,297	147,356

Paul S. Dickson	7/12/2013	(6)	49,019	—	1.00	7/11/2023	—	—
	1/24/2014	(6)	5,555	—	1.30	1/23/2024	—	—
	10/2/2017	(7)	20,205	28,286	3.45	10/2/2027	—	—
	9/26/2018	(8)	13,910	30,600	5.20	9/26/2028	—	—
	2/28/2019	(9)	—	66,176	5.23	2/28/2029	—	—
	9/12/2019	(10)	—	33,333	7.39	9/12/2029	—	—
	10/2/2017	(7)	—	—	—	—	69,745	506,349
	9/26/2018	(8)	—	—	—	—	19,831	143,973
	2/28/2019	(9)	—	—	—	—	43,021	312,332
	9/12/2019	(10)	—	—	—	—	20,297	147,356

Thomas G. Plagemann	9/25/2013	(6)	176,470	—	1.00	10/14/2023	—	—
	9/6/2016	(11)	54,824	—	3.25	9/6/2026	—	—
	10/2/2017	(7)	36,369	28,286	3.45	10/2/2027	—	—
	9/26/2018	(8)	13,910	30,600	5.20	9/26/2028	—	—
	2/28/2019	(9)	—	66,176	5.23	2/28/2029	—	—
	9/12/2019	(10)	—	33,333	7.39	9/12/2029	—	—
	10/2/2017	(7)	—	—	—	—	25,361	184,121
	9/26/2018	(8)	—	—	—	—	19,831	143,973
	2/28/2019	(9)	—	—	—	—	43,021	312,332
	9/12/2019	(10)	—	—	—	—	20,297	147,356

(1)

The market value is calculated using the closing price of our common stock of $7.26 on December 31, 2019 (the last trading day of 2019), as reported on the New York Stock Exchange, multiplied by the number of units that have not vested.

(2)

The shares subject to this award vested at the rate of 25% of the total number of shares on December 6, 2017, and thereafter, will vest in equal quarterly installments beginning March 6, 2018, subject to the holder maintaining his status as our employee through each vesting date.

(3)

The shares subject to this award vested at the rate of 25% of the total number of shares on January 1, 2019, and thereafter, will vest in equal quarterly installments beginning March 6, 2019, subject to the holder maintaining his status as our employee through each vesting date.

(4)

The shares subject to this award vested at the rate of 25% of the total number of shares on January 1, 2020, and thereafter, will vest in equal quarterly installments beginning March 6, 2020, subject to the holder maintaining his status as our employee through each vesting date.

(5)

The shares subject to this award vested at the rate of 25% of the total number of shares on December 6, 2020, and thereafter, will vest in equal quarterly installments beginning March 6, 2021, subject to the holder maintaining his status as our employee through each vesting date.

(6)

The vesting schedule for the unvested shares subject to this award was modified in May 2016 such that they vest on May 15, 2019, or, if earlier, when 313 Acquisition LLC receives cash proceeds with respect to its holdings of our common stock in an amount that equals $500 million more than its cumulative investment in our common stock, subject to the holder maintaining his status as our employee through each vesting date.

(7)

The shares subject to this award vest at the rate of 25% of the total number of shares on September 6, 2018, and thereafter, in equal quarterly installments beginning December 6, 2018, subject to the holder maintaining his status as our employee through each vesting date.

(8)

The shares subject to this award vest at the rate of 25% of the total number of shares on September 6, 2019, and thereafter, in equal quarterly installments beginning December 6, 2019, subject to the holder maintaining his status as our employee through each vesting date.

(9)

The shares subject to this award vest at the rate of 100% of the total number of shares on March 6, 2022, and thereafter, subject to the holder maintaining his status as our employee through each vesting date.

(10)

The shares subject to this award vest at the rate of 25% of the total number of shares on September 6, 2020, and thereafter, in equal quarterly installments beginning December 6, 2020, subject to the holder maintaining his status as our employee through each vesting date.

(11)	The shares subject to this award vest in equal installments on July 16, 2017, 2018, and 2019, subject to the holder maintaining his status as our employee through each vesting date.

2019 Option Exercises and Stock Vested

The following table provides information with respect to the Vivint Solar stock options exercised by and Vivint Solar RSU awards vested to the named executive officers for the year ended December 31, 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David Bywater	100,000	467,773	248,644	1,474,637
Dana C. Russell	250,000	1,555,942	110,751	677,227
L. Chance Allred	—	—	48,871	348,718
Paul S. Dickson	—	—	48,871	348,718
Thomas G. Plagemann	88,236	576,018	36,584	275,985

(1)	Based on the difference between the fair market value of our common stock at the time of exercise and the applicable exercise price of the stock option.
(2)	Based on the closing price of our common stock on the applicable vesting dates.

Executive Change of Control and Severance Benefits

We have entered into agreements with certain key executives, including our named executive officers, to provide assurances of specified severance benefits to such executives whose employment is subject to involuntary termination. We believe that it is imperative to provide such individuals with severance benefits upon their involuntary termination of employment to secure their continued dedication to their work, without the distraction of the negative economic consequences of potential termination.

If a named executive officer’s employment is terminated either by us without “cause” (other than by reason of death, or “disability”) or by such officer for “good reason” (as such terms are defined in his agreement), and in each case the termination occurs outside of the period beginning 6 months prior to and 18 months following our change of control, or the change of control period, the officer will receive the following severance benefits:

•

an amount equal to 1.5x (1.0x for Messrs. Allred, Dickson, and Plagemann) the sum of (1) the executive officer’s base salary rate as then in effect, (less $10,000 for Mr. Bywater), plus (2) the average of performance bonuses paid to the executive officer for each year was employed by us during the three-year period immediately preceding the date of the executive officer’s termination, which will be paid to the executive officer in equal installments over a period of 12 months (18 months for Mr. Bywater) following the date of termination;

•

an amount equal to the pro-rata portion of the annual bonus paid to the executive officer in respect of the fiscal year ending immediately prior to the fiscal year in which the executive officer’s employment is terminated, which will be paid to the executive officer in equal installments over a period of 12 months (18 months for Mr. Bywater) following the date of termination; and

•

continuing payments to reimburse the executive officer for the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, continuation coverage for a period of up to 12 months (18 months for Mr. Bywater and Mr. Russell), or if such reimbursements would result in an excise tax, a lump sum payment of $24,000 ($36,000 for Mr. Bywater and Mr. Russell) in lieu of such reimbursements.

If the executive officer’s employment is terminated either by us without cause (other than by reason of death, or disability) or by the executive officer for good reason, and in each case the termination occurs during the change of control period, the executive officer will receive the following severance benefits:

•

a lump sum payment of an amount equal to 2.0x (1.5x for Messrs. Allred, Dickson, and Plagemann) the sum of (1) the executive officer’s base salary rate as then in effect, (less $10,000 for Mr. Bywater), plus (2) the average of performance bonuses paid to the executive officer for each year he was employed by us during the three-year period immediately preceding the date of his termination;

•

a lump sum payment equal to the pro-rata portion of the annual performance bonus that would have been paid to the executive officer had he been employed by us for the entire fiscal year in which the executive officer’s employment was terminated, based on actual performance for such fiscal year and assuming that any performance objectives that are based on individual performance are achieved at target levels;

•

100% of the executive officer’s then-outstanding equity awards (including any awards transferred to the executive’s officer’s estate planning vehicles) will immediately vest and become exercisable and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels; and

•

continuing payments to reimburse the executive officer for COBRA continuation coverage for a period of up to 12 months (18 months for Mr. Bywater and Mr. Russell), or if such reimbursements would result in an excise tax, a lump sum payment of $24,000 ($36,000 for Mr. Bywater and Mr. Russell) in lieu of such reimbursements.

In order to receive the severance benefits, the executive officer must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement for a period of 12 months following the date of his termination.

If any of the payments provided for under his employment arrangements or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. We are not required to provide any tax gross-up payments to the executive officer.

Potential Payments Upon Termination or Change of Control

The following table shows the value of the payments and benefits a named executive officer could receive upon an involuntary termination as of December 31, 2019, pursuant to the agreement described above.

Name and Circumstance	Salary Continuation	Lump Sum Cash	Accel. Vesting(5)	Continuation of Healthcare(6)	Total
David Bywater
Severance Termination(1)	$1,612,764	$—	$—	$15,823	$1,628,587
Involuntary Termination if Change-in-Control(2)	$1,942,764	$—	$11,762,948	$15,823	$13,721,535

Dana C. Russell
Severance Termination(3)	$669,000	$—	$—	$14,224	$683,224
Involuntary Termination if Change-in-Control(4)	$894,000	$—	$1,743,912	$14,224	$2,652,136

L. Chance Allred
Severance Termination(3)	$520,333	$—	$—	$15,823	$536,156
Involuntary Termination if Change-in-Control(4)	$695,333	$—	$1,415,153	$15,823	$2,126,309

Paul S. Dickson
Severance Termination(3)	$524,333	$—	$—	$14,224	$538,557
Involuntary Termination if Change-in-Control(4)	$699,333	$—	$1,415,153	$14,224	$2,128,710

Name and Circumstance	Salary Continuation	Lump Sum Cash	Accel. Vesting(5)	Continuation of Healthcare(6)	Total

Thomas G. Plagemann
Severance Termination(3)	$1,409,750	$—	$—	$—	$1,409,750
Involuntary Termination if Change-in-Control(4)	$1,659,750	$—	$1,092,925	$—	$2,752,675

(1)

Reflects the amount that shall be paid, which is equal to 1.5x the sum of (a) the named executive officer’s base salary rate, as then in effect, less $10,000 and (b) the average of performance bonuses paid to the named executive officer for each year the named executive officer was employed by us during the three-year period immediately preceding the date of such named executive officer’s termination of employment.

(2)

Reflects the amount that shall be paid, which is equal to 2x the sum of the named executive officer’s base salary rate, as then in effect, less $10,000, plus the average of performance bonuses paid to the named executive officer for each year the named executive officer was employed by us during the 3-year period immediately preceding the date of such named executive officer’s termination of employment.

(3)

Reflects the amount that shall be paid, which is equal to 1x the sum of the named executive officer’s base salary rate, as then in effect, plus the average of performance bonuses paid to the named executive officer for each year the named executive officer was employed by us during the 3-year period immediately preceding the date of such named executive officer’s termination of employment.

(4)

Reflects the amount that shall be paid, which is equal to 1.5x the sum of the named executive officer’s base salary rate, as then in effect, plus the average of performance bonuses paid to the named executive officer for each year the named executive officer was employed by us during the 3-year period immediately preceding the date of such named executive officer’s termination of employment.

(5)

Reflects a valuation of the acceleration of the named executive officer’s outstanding options and RSUs calculated based on the closing price of our common stock on December 31, 2019. The actual amount received by the named executive officer upon the sale of shares received upon settlement of RSUs or following the exercise of options depends on the actual market value at the time of such sale.

(6)	Reflects the annual health care cost as of December 31, 2019 for each named executive officer.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019, with respect to the shares of our common stock that may be issued under existing equity compensation plans (shares in thousands):

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity compensation plans approved by security holders	5,421	(1)	4.21	15,766	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	5,421	(1)	4.21	15,766	(2)

(1)

Consists of awards granted under the 2014 Equity Incentive Plan, the 2013 Omnibus Incentive Plan and an option award granted outside of the 2013 Omnibus Incentive Plan with terms substantially similar to those granted under the 2013 Omnibus Incentive Plan.

(2)

Represents the number of securities remaining available for future issuance under the 2014 Equity Incentive Plan and the Long-term Incentive Plan. The number of shares available for issuance under the 2014 Plan is subject to an annual increase on the first day of each year equal to the least of 8.8 million shares or 4% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year and an amount of shares we determine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 16, 2020 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 124,670,197 shares outstanding as of April 16, 2020.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we take into account shares of common stock issuable pursuant to stock options, warrants and restricted stock units that may be exercised or that are scheduled to vest on or before the 60th day after April 16, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or restricted stock units for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Vivint Solar, Inc., 1800 West Ashton Blvd., Lehi, Utah 84043.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
313 Acquisition LLC(1)	74,359,374	59.6%
FMR LLC(2)	14,528,457	11.7%

Directors and Executive Officers:
David Bywater(3)	1,287,262	1.0%
Dana C. Russell(4)	290,821	*
Thomas G. Plagemann(5)	139,179	*
Bryan Christiansen(6)	99,082	*
L. Chance Allred(7)	79,244	*
Paul S. Dickson(8)	181,005	*
David F. D’Alessandro(9)	87,047	*
Bruce McEvoy(10)	—	—
Jay Pauley	—	—
Todd Pedersen(11)	874,999	*
Ellen S. Smith(12)	6,448	*
Joseph S. Tibbetts, Jr.(13)	75,147	*
Peter F. Wallace(10)	—	—
All current directors and executive officers as a group (13 persons)(14)	3,120,234	2.5%

(*)	Less than one percent.
(1)

Represents 74,359,374 shares held by 313 Acquisition LLC, a Delaware limited liability company. 313 Acquisition LLC is managed by a board of managers and Blackstone Capital Partners VI L.P., or BCP VI, as managing member. The members of the board of managers of 313 Acquisition LLC include Peter Wallace, Bruce McEvoy, Jay Pauley, Todd Pedersen and David F. D’Alessandro. Blackstone Management Associates VI L.L.C. is the general partner of BCP VI. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The foregoing Blackstone entities and Stephen A. Schwarzman may be deemed to beneficially own all the outstanding shares of our common stock beneficially owned by 313 Acquisition LLC. Each of such Blackstone entities and Mr. Schwarzman disclaim beneficial ownership of such shares of our common stock held by 313 Acquisition LLC. The address of each of such Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154. In addition to funds affiliated with Blackstone, principal holders of limited liability company interests in 313 Acquisition LLC include entities affiliated with Summit Partners L.P. and Todd Pedersen. The address of 313 Acquisition LLC is 4931 N. 300 W., Provo, Utah 84604.

(2)

Based solely on Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2020 by FMR LLC and Abigail P. Johnson, or together, the FMR Reporting Persons. The FMR Reporting Persons reported sole power to dispose or to direct the disposition of these shares. Abigail P. Johnson is a director, the chairman and the chief executive officer of FMR LLC. The FMR Reporting Persons listed their address as 245 Summer Street, Boston, Massachusetts 02210.

(3)	Includes 282,585 shares, 924,888 options and 79,789 restricted stock units that are exercisable or vest within 60 days after April 16, 2020.
(4)	Includes 157,138 shares, 122,221 options and 11,462 restricted stock units that are exercisable or vest within 60 days after April 16, 2020.

(5)	Includes 15,004 shares, 118,749 options and 5,426 restricted stock units that are exercisable or vest within 60 days after April 16, 2020.
(6)	Includes 47,265 shares, 49,108 options and 2,709 restricted stock units that are exercisable or vest within 60 days after April 16, 2020.
(7)	Includes 32,101 shares, 35,376 options and 11,767 restricted stock units that are exercisable or vest within 60 days after April 16, 2020.
(8)	Includes 66,903 shares, 102,335 options and 11,767 restricted stock units that are exercisable or vest within 60 days after April 16, 2020.
(9)	Includes 69,239 shares and 17,808 restricted stock units that vest within 60 days after April 16, 2020.
(10)

Mr. McEvoy and Mr. Wallace are each employees of our sponsor and members of the board of managers of 313 Acquisition LLC, but each disclaims beneficial ownership of shares beneficially owned by our sponsor and its affiliates. Mr. McEvoy and Mr. Wallace are each employees of affiliates of The Blackstone Group L.P., but each disclaims beneficial ownership of the limited liability company interests in 313 Acquisition LLC beneficially owned by our sponsor. The address for Mr. McEvoy and Mr. Wallace is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(11)

Includes 874,999 shares held by the Pedersen Family Trust. Mr. Pedersen disclaims beneficial ownership of the shares held by the Pedersen Family Trust. Mr. Pedersen sits on the board of managers and is a member of 313 Acquisition LLC, but has no individual investment or voting control over the shares beneficially owned by 313 Acquisition LLC.

(12)	Includes 6,448 restricted stock units that vest within 60 days after April 16, 2020.
(13)	Includes 57,339 shares and 17,808 restricted stock units that vest within 60 days after April 16, 2020.
(14)	Includes 1,602,573 shares, 1,352,677 options and 164,984 restricted stock units that are exercisable or vest within 60 days after April 16, 2020.

RELATED PARTY TRANSACTIONS

In addition to the arrangements described below, we have also entered into the arrangements that are described under the caption “Compensation Discussion and Analysis — Employment Arrangements.”

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee shall review and approve in advance any related party transactions.

We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our audit committee is expected to determine that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

Agreements with Our Sponsor

Stockholders Agreement

In connection with our initial public offering, we entered into a stockholders agreement with 313 Acquisition LLC, which is an affiliate of our sponsor, The Blackstone Group, L.P., Summit Partners and Todd Pedersen.

Board Composition

This agreement will require us to nominate a number of individuals designated by our sponsor for election as our directors at any meeting of our stockholders, each a sponsor director, such that, upon the election of each such individual and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of the board, as a director of our company, the number of sponsor directors serving as directors of our company will be equal to: (1) if our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors; (2) if our pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors; (3) if our pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors; (4) if our pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors; and (5) if our pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. In addition, the stockholders agreement will require us to nominate one individual designated by Summit Partners and one individual designated by Todd Pedersen, each a majority ownership director, for election as our directors at any meeting of our stockholders for so long as our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting.

For so long as the stockholders agreement remains in effect, sponsor directors may be removed only with the consent of our sponsor and majority ownership directors may be removed only with the consent of Summit Partners or Mr. Pedersen, as applicable. In the case of a vacancy on our board created by the removal or resignation of a sponsor director or a majority ownership director, the stockholders agreement will require us to nominate an individual designated by our sponsor, Summit Partners or Mr. Pedersen, as applicable, for election to fill the vacancy.

Board Committees

Under the stockholders agreement, for so long as we qualify as a “controlled company” under NYSE listing standards and subject to applicable law, our sponsor has the right to designate a majority of the members of any committee of our board of directors. If we do not qualify as a “controlled company” under NYSE listing standards, our sponsor has the right, subject to applicable stock exchange listing standards and applicable law, to designate at least one member to each of the committees of our board of directors or such greater number of members that is as nearly proportionate to our sponsor’s representation on our board of directors as possible.

Investor Approvals

The stockholders agreement also provides that for so long as our sponsor, Summit Partners, Todd Pedersen and our former director Alex Dunn, or their respective affiliates, collectively own, in the aggregate, at least 30% of the shares of our common stock entitled to vote generally in the election of our directors and our sponsor is entitled to designate at least one director pursuant to the stockholders agreement, our sponsor must approve in advance certain of our significant business decisions, including each of the following:

•	changes in the size or composition of our board of directors or any committee of our board of directors;

•	any changes in the nature of our business or operations as of the date of the stockholders agreement;

•

our or any of our subsidiaries’ entry into any voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the decision not to oppose any similar proceeding commenced by a third party, the adoption of a plan with respect to any of the foregoing or any reorganization or recapitalization;

•	the consummation of a change of control;

•

entering into any agreement providing for any acquisition or divestiture of the assets or equity interests of any other entity involving consideration payable or receivable by us or any of our subsidiaries in excess of $100 million in the aggregate in any single transaction or series of transactions during any 12-month period;

•

incurring any indebtedness by us (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another entity) or entry into tax equity financing in excess of $200 million in the aggregate in any single transaction or series of transactions;

•	any issuance of equity securities for an aggregate consideration in excess of $100 million;

•	entering into joint ventures or similar business alliance involving investment by us or any of our subsidiaries having an aggregate value in excess of $100 million;

•	any amendment, modification or waiver of the stockholders agreement or the employee stockholders agreement; and

•	any amendment, modification or waiver of our amended and restated certificate of incorporation or amended and restated bylaws.

The above-described provisions of the stockholders agreement will remain in effect until our sponsor is no longer entitled to nominate a sponsor director pursuant to the stockholders agreement, unless our sponsor requests that they terminate at an earlier date.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement that provides Blackstone an unlimited number of “demand” registrations and customary

“piggyback” registration rights. Additionally, Todd Pedersen, our former director Alex Dunn, certain investment funds affiliated with Summit Partners, whose principal, Jay Pauley, is one of our directors, and Black Horse Holdings, LLC, a co-investor in 313 Acquisition LLC, also have customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

Tax Equity Funds

We have entered into three investment fund transactions with two affiliates of Blackstone, Blackstone Holdings I L.P. and Stoneco IV Corporation. These funds provided for investment by such Blackstone affiliates of $40 million, $50 million and $20 million, with aggregate fund sizes (in terms of value of solar energy systems owned) of $84.7 million, $107 million and $42.8 million, respectively. Further details of these and our other investment funds may be found in Note 14 of the footnotes to our Financial Statements in our 2019 Annual Report on Form 10-K.

Agreements with Vivint Smart Home, Inc.

In connection with our initial public offering, we entered into a number of agreements with our sister company, Vivint Smart Home, Inc., or Vivint, related to services and other support that Vivint has provided and will provide to us, including:

Master Intercompany Framework Agreement

This agreement establishes a framework for the ongoing relationship between us and Vivint. This agreement contains master terms regarding the protection of each other’s confidential information, and master procedural terms, such as notice procedures, restrictions on assignment, interpretive provisions, governing law and dispute resolution. We and Vivint each make customary representations and warranties that will apply across all of the agreements between us, and we each agree not to damage the value of the goodwill associated with the “VIVINT” or “VIVINT SOLAR” marks. Vivint agrees to provide us notice if Vivint plans to stop using or to abandon rights in the “VIVINT” mark in any country or jurisdiction, and we are permitted to take steps to prevent abandonment of the “VIVINT” mark. We each also agree not to make public statements about each other without the consent of the other or disparage one another.

Recruiting Services Agreement

Pursuant to the terms of a Recruiting Services Agreement we have entered into with Vivint, we and Vivint each have agreed to provide recruiting services to the other party in exchange for compensation for such services. In addition, pursuant to this agreement, we and Vivint have each agreed not to solicit for employment any member of the other’s executive or senior management team, or any of the other’s employees who primarily manage sales, installation or services of the other’s products and services until the termination of the Recruiting Services Agreement. The commitment not to solicit each other’s employees lasts for 180 days after such employee finishes employment with us or Vivint.

Transition Services Agreement

Pursuant to this agreement Vivint provided to us data services relating to information technology and infrastructure. We completed our transition away from utilizing Vivint’s systems and support in July 2017.

Sales Dealer Agreement

In March 2020, we entered into an amended and restated sales dealer agreement with Vivint. Under this agreement, each party will act as a dealer for the other party to market, promote and sell each other’s products. The agreement has a one-year term, which will be automatically renewed for successive one-year terms unless written notice of termination is provided by one of the parties to the other no less than 90 days prior to the end of the then current term. The products, territories and consideration that is payable by each party to the other is determined in accordance with the agreement.

Trademark License Agreement

Pursuant to this agreement, the licensor, a subsidiary majority-owned by Vivint and minority-owned by us, grants to us a royalty-free exclusive license to the trademark “VIVINT SOLAR” in the field of selling renewable energy or energy storage products and services. The agreement enables us to sublicense the Vivint Solar trademark to our subsidiaries and to certain third parties, such as suppliers and distributors, to the extent necessary for us to operate our business. The agreement governs how we may use and display the Vivint Solar trademark and provides that we may create new marks that incorporate “VIVINT SOLAR” with licensor’s reasonable approval. The agreement also provides that the licensor will apply to register Vivint Solar trademarks as reasonably requested by us, and that we will work together with the licensor in enforcing and protecting the Vivint Solar trademarks. The agreement is perpetual but may be terminated voluntarily by us or by the licensor if (1) a court finds that we have materially breached the agreement and not cured such breach within 30 days after notice, (2) we become insolvent, make an assignment for the benefit of creditors, or become subject to bankruptcy proceedings, (3) one of the parties (or Vivint, with respect to the licensor) is acquired by a competitor of the other party, or (4) we cease using the “VIVINT SOLAR” mark worldwide. Vivint retains ownership of the Vivint trademark and we have no right to use “Vivint” except as part of “VIVINT SOLAR.”

We made payments under these agreements with Vivint of $7.1 million and $16.3 million for the years ended December 31, 2019 and 2018.

Employee Stockholders Agreement

We have entered into an employee stockholders agreement with 313 Acquisition LLC. Pursuant to the employee stockholders agreement and the grant of an irrevocable proxy in favor of 313 Acquisition LLC executed by each employee pursuant thereto, employee stockholders are required to vote their shares as directed by 313 Acquisition LLC, including for the removal and appointment of directors, in connection with amendments to our organizational documents, a merger, security exchange, combination or consolidation with any other person or persons, the sale, lease or exchange of all or substantially all of our property and our assets and our subsidiaries on a consolidated basis, and our reorganization, recapitalization, liquidation, dissolution or winding-up as directed by 313 Acquisition LLC. Employee option holders are required to become a party to this agreement prior to exercising options under our 2013 Omnibus Incentive Plan.

During the term of the employee stockholders agreement, each employee stockholder has the right to exercise certain tag-along rights in connection with certain proposed sales by 313 Acquisition LLC subject to customary exceptions. In addition, if 313 Acquisition LLC elects to consummate a transaction that would result in a change of control, each employee stockholder is required to consent to and raise no objections to the proposed transaction and, at the request of 313 Acquisition LLC, and take all actions reasonably necessary to cause the consummation of such transaction on the terms proposed by 313 Acquisition LLC.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Indebtedness of Directors and Officers

None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us.

Other Transactions

We have granted stock options to our named executive officers, other executive officers and certain of our directors.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC by the reporting persons, and written representations from certain reporting persons, we believe that our directors, executive officers, and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them during 2019, except that the Form 4 filed on behalf of Bryan Christiansen on December 16, 2019, relating to a sale of shares pursuant to a Rule 10b5-1 trading plan, was inadvertently filed late due to an administrative error on the part of his broker.

2019 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2019 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at www.vivintsolar.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Vivint Solar, Inc., 1800 West Ashton Blvd., Lehi, Utah 84043. Copies of all exhibits to the annual report on Form 10-K for the fiscal year ended December 31, 2019 may be obtained for a nominal fee, which fee will not exceed our reasonable expenses in furnishing such copies by sending a written request to Investor Relations, Vivint Solar, Inc., 1800 West Ashton Blvd., Lehi, Utah 84043.

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The board of directors does not know of any other matters to be presented at the 2020 Annual Meeting. If any additional matters are properly presented at the 2020 Annual Meeting, our designated proxies listed in this proxy statement will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the 2020 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed in the Notice or on the accompanying proxy card or, or if you requested to receive a printed copy of the proxy materials, by executing and returning, at your earliest convenience, the accompanying proxy card in the envelope that has also been provided.

4. To vote, on a non-binding advisory basis, on thefrequency of future advisory votes on executive compensation. 2 1 Year Years 3 Years Abstain 1a David Bywater 1b Ellen S. Smith 1c Peter F. Wallace For Withhold For Withhold For Withhold 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 0396XC A Proposals The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3 and every ONE YEAR for Proposal 4. 2. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2020. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. B Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card 3. To vote, on a non-binding advisory basis, to approve executive compensation. For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 6 0 3 0 8 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM M MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting,delete QR code and control You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/vslr or scan the QR code login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/vslr Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters here’s how to vote! Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/vslr Notice of 2020 Annual Meeting of Shareholders The Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in person meeting. You may attend the Annual Meeting, submit questions and vote your shares electronically during the meeting via live webcast at www.meetingcenter.io/229871641. Please use passcode VSLR2020 and your 15-digit control number found in the shaded bar of the proxy card to attend the Annual Meeting. Proxy Solicited by Board of Directors for 2020 Annual Meeting to be held on June 10, 2020 David Bywater and Dana C. Russell, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2020 Annual Meeting of Shareholders of Vivint Solar, Inc. to be virtually held on June 10, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees for Proposal 2, FOR Proposal 3 and every One Year for Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy Vivint Solar, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. The 2020 Annual Meeting of Vivint Solar, Inc. Shareholders to be held virtually on Wednesday,June 10, 2020 at 9:00 a.m. local Time. You may attend the Annual Meeting, vote your shares electronically, and submit questions during the meeting via live webcast at www.meetingcenter.io/229871641. Please use passcode VSLR2020 and your 15-digit control number found in the shaded bar of the proxy card to participate in the Annual Meeting.

make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/vslr Notice of 2020 Annual Meeting of Shareholders The Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in person meeting. You may attend the Annual Meeting, submit questions and vote your shares electronically during the meeting via live webcast at www.meetingcenter.io/229871641. Please use passcode VSLR2020 and your 15-digit control number found in the shaded bar of the proxy card to attend the Annual Meeting. Proxy Solicited by Board of Directors for 2020 Annual Meeting to be held on June 10, 2020 David Bywater and Dana C. Russell, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2020 Annual Meeting of Shareholders of Vivint Solar, Inc. to be virtually held on June 10, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the oxies will have authority to vote FOR all nominees for Proposal 2, FOR Proposal 3 and every One Year for Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy Vivint Solar, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q C Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. The 2020 Annual Meeting of Vivint Solar, Inc. Shareholders to be held virtually on Wednesday, June 10, 2020 at 9:00 a.m. local Time. You may attend the Annual Meeting, vote your shares electronically, and submit questions during the meeting via live webcast at www.meetingcenter.io/229871641. Please use passcode VSLR2020 and your 15-digit control number found in the shaded bar of the proxy card to participate in the Annual Meeting.